PURCHASE AND SALE AGREEMENT
Greater Harmattan Area

BETWEEN

BELLATRIX EXPLORATION LTD.

AND

TRANSGLOBE ENERGY CORPORATION

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION    1
1.1Definitions    1
1.2Headings    15
1.3Interpretation Not Affected by Headings    15
1.4Included Words    15
1.5Schedules    15
1.6Damages    16
1.7Knowledge    16
1.8Statute References    16
ARTICLE 2 PURCHASE AND SALE AND CLOSING    16
2.1Purchase and Sale    16
2.2Closing    16
2.3Form of Payment    16
2.4Purchase Price    16
2.5Payment of Adjusted Purchase Price    17
2.6Deposit    17
2.7GST and Other Taxes    18
2.8Allocation of Purchase Price    18
ARTICLE 3 CLOSING DELIVERIES    19
3.1Vendor Closing Deliveries    19
3.2Purchaser Closing Deliveries    20
3.3Specific Conveyances    20
3.4Title Documents and Miscellaneous Interests    21
ARTICLE 4 CONDITIONS OF CLOSING    21
4.1Purchaser's Conditions    21
4.2Vendor's Conditions    22
4.3Efforts to Fulfil Conditions Precedent    23
4.4Failure of a Condition    24
ARTICLE 5 REPRESENTATIONS AND WARRANTIES    24
5.1Representations and Warranties of Vendor    24
5.2Limitation on Vendor's Representation and Warranties    27
5.3Acknowledgements    28
5.4Representations and Warranties of Purchaser    29
ARTICLE 6 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES AND COVENANTS    30
6.1Vendor's Indemnities    30
6.2Purchaser's Indemnities    30
6.3Environmental Liabilities    31
6.4Assumed Liabilities    31
6.5Survival of Representations and Warranties    31
6.6Limitations on Vendor's Liabilities    32
6.7Indemnification Procedure for Third Party Claims    32
6.8[Redaction]    33

2

6.9Sole Remedies    33
ARTICLE 7 OPERATING ADJUSTMENTS    33
7.1Accounting Adjustments    33
7.2Interim Statement of Adjustments    34
7.3Post-Closing Adjustments    34
7.4Dispute Resolution for Adjustments    35
7.5Adjustment to Purchase Price    36
ARTICLE 8 SECURITY DEPOSITS    36
8.1Cash Calls, Prepayments and Security Deposits    36
ARTICLE 9 RIGHTS OF FIRST REFUSAL    36
9.1Right of First Refusal    36
9.2Consents    37
ARTICLE 10 SEISMIC DATA    38
10.1Proprietary Seismic Data    38
10.2Additional Seismic Data    38
10.3Seismic Data    38
ARTICLE 11 MAINTENANCE OF ASSETS    38
11.1Maintenance of Assets    38
11.2Consent of Purchaser    39
11.3Post-Closing Administration    39
ARTICLE 12 EMPLOYEES    41
ARTICLE 13 TERMINATION    41
13.1Closing Date    41
13.2Termination of Agreement    42
13.3Remedies of Injured Party    42
13.4Expenses    42
ARTICLE 14 GENERAL    42
14.1Dispute Resolution    42
14.2Further Assurances    42
14.3No Merger    43
14.4Entire Agreement    43
14.5Subrogation    43
14.6Governing Law    43
14.7Enurement    43
14.8Time of Essence    43
14.9Notices    43
14.10Operatorship    44
14.11Removal of Signs    44
14.12Invalidity of Provisions    44
14.13Waiver    45
14.14Amendment    45
14.15Confidentiality and Public Announcements    45

3

14.16Securities Act Disclosure    45
14.17Covenant Regarding Privacy    47
14.18Joint Preparation    47
14.19Counterpart Execution    47

PURCHASE AND SALE AGREEMENT
(Greater Harmattan Area)
THIS AGREEMENT made as of December 2, 2016, between:
BELLATRIX EXPLORATION LTD., body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Vendor")
- and -
TRANSGLOBE ENERGY CORPORATION, a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Purchaser")
WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions of this Agreement;
IN CONSIDERATION of the premises, the mutual covenants and agreements hereinafter set forth and other good and valuable, consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

Article 1
INTERPRETATION

1.1	Definitions
In this Agreement, the following terms have the following meanings:

(a)	"Abandonment and Reclamation Obligations" means all past, present and future obligations under the Title Documents and other contracts or Applicable Law to:

(i)	abandon the Wells;

(ii)	close, decommission, dismantle and remove the Tangibles including associated foundations and structures;

(iii)
restore, remediate and reclaim the surface and subsurface of the lands used in connection with the Wells or the Tangibles, including lands in or on which they are or were located and lands which are or were used to gain access to them; and

(iv)
restore, remediate and reclaim the surface or subsurface of lands affected by seismic or other geological or geophysical exploration activities conducted by or on behalf of Vendor or its Affiliates in the White Map Area;

(b)	"Accounting Firm" means a nationally or internationally recognized firm of chartered accountants as may be selected by the Parties;

(c)	"Additional Seismic Data" has the meaning specified in Section 10.2;

(d)	"Adjusted Cash Consideration" has the meaning specified in Section 2.4(a);

(e)	"Adjusted Purchase Price" has the meaning specified in Section 2.4;

(f)	"Adjusted VTB Loan Amount" has the meaning specified in Section 2.4(b);

(g)	"AER" means the Alberta Energy Regulator;

(h)	"AFE's" means the authorities for expenditure, operations notices, cash calls or mail ballots issued under the Title Documents relating to the Assets;

(i)
"Affiliate" means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, "controlling", "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, it being understood and agreed that with respect to a corporation or partnership, control shall mean direct or indirect ownership of more than fifty percent of the voting stock in any such corporation or general partnership interest or voting interest in any such partnership;

(j)	"Agreement" means this Purchase and Sale Agreement, including the recitals hereto, this Section 1.1 and all Schedules hereto;

(k)
"Applicable Law" means all laws, statutes, rules, regulations, official directives and orders of Government Authorities (whether administrative, regulatory, legislative, executive or otherwise), including judgments, orders and decrees of courts, commissions or bodies exercising similar functions, as amended, and includes the provisions and conditions of any permit, license or other governmental or regulatory authorization in respect of the Assets, or any of them;

(l)	"Applicable Securities Laws" means, collectively, all applicable Canadian securities laws, corporate and other laws, rules, regulations, notices, blanket orders, policies and similar instruments;

(m)	"ARC" means an advance ruling certificate pursuant to Section 102 of the Competition Act;

(n)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests but, notwithstanding anything else contained herein, excluding the Excluded Assets;

(o)	"Assumed Liabilities" means all of the Liabilities of Vendor:

(i)	known or unknown, with respect to the Assets arising on or after the Effective Time;

(ii)
with respect to any cash call amounts paid by Third Parties to Vendor in its capacity as operators of any of the Assets to the extent that any such amounts are applicable to Operations with respect to the Assets from and after the Closing Date;

(iii)
otherwise caused by or arising out of or resulting from the ownership, use or operation of the Assets, and arising on or after the Effective Time, including all Losses, Liabilities or Claims attributable to or arising out of the Claims specified in Schedule "D";

provided however, that Purchaser does not assume any Liabilities of Vendor to the extent that they are:

(iv)	attributable to or arise out of the Excluded Assets; or

(v)	required to be apportioned, allocated or credited to Vendor or adjusted in favour of Vendor in accordance with Article 7;

(p)	"Base Cash Consideration" has the meaning specified in Section 2.4(a);

(q)	"Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(r)	"Claim" means any action, claim, demand, lawsuit, audit proceeding or arbitration including any proceeding or investigation by a Governmental Authority and any Claims with respect to Taxes;

(s)	"Closing" means the completion of the purchase and sale of the Assets from Vendor to Purchaser in accordance with the provisions of this Agreement;

(t)
"Closing Date" means 10:00 a.m. on the later of: (i) December 20, 2016; (ii) the third (3rd) Business Day following the day on which the Competition Act Approval has been obtained; or (iii) such other time and date not beyond the Outside Date as may be agreed to in writing by the Parties, each acting reasonably;

(u)	"Closing Place" means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(v)	"Commissioner" means the Commissioner of Competition appointed pursuant to the Competition Act;

(w)	"Competition Act" means the Competition Act, R.S.C. 1985, c.C-34;

(x)	"Competition Act Approval" means, in respect of the Transaction, that:

(i)	an ARC shall have been issued by the Commissioner; or

(ii)
a "no action letter" has been received from the Commissioner indicating that the Commissioner has determined that he or she does not at that time intend to make an application for an order under Section 92 of the Competition At in respect of the Transaction and the waiting period under Section 123 of the Competition Act shall have expired, terminated or been waived by the Commissioner; or

(iii)
in the event that neither an ARC nor a "no action letter" is issued or received, and notification materials pursuant to Part IX of the Competition Act have been filed, the relevant waiting period under Section 123 of the Competition Act shall have expired and there shall be no threatened or actual application by the Commissioner for an order under Sections 92 or 100 of the Competition Act;

(y)	"Confidentiality Agreement" means the Confidentiality Agreement dated August 18, 2016 between Vendor and Purchaser;

(z)	"Data Room" means:

(i)	the room established on behalf of Vendor containing books, accounts, records, maps, documents, files, materials and information relating to the Assets, for the purposes of the Transaction;

(ii)	any computer discs or flash drives provided to Purchaser or its Related Parties in the course of the sale process for the purposes of the Transaction; and

(iii)	any web site established as part of the sale process for the purposes of the Transaction;

(aa)	"Default" means a Purchaser Default or a Vendor Default;

(bb)	"Defaulting Party" has the meaning specified in Section 13.3;

(cc)	"Deposit" has the meaning specified in Section 2.6;

(dd)	"Effective Time" means 12:01 a.m. on December 1, 2016;

(ee)	[Redaction - Definition related to redacted section]

(ff)
"Encumbrance" means a lien, mortgage, pledge, claim, option, encumbrance, charge, security interest, penalty, royalty, burden, net profits interest, carried working interest, conversion or reduction in interest or other adverse claim;

(gg)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components, and any derivative thereof shall have a corresponding meaning; and "Environmental" means relating to or in respect of the Environment;

(hh)
"Environmental Liabilities" means all past, present and future Claims, Losses and Liabilities (but excluding those satisfied, remedied, cured or paid on or before the Effective Time) associated with or arising from any of the following and all costs associated therewith:

(i)
the manufacture, construction, processing, distribution, use, holding, collection, accumulation, generation, treatment, stabilization, storage, disposal, handling or transportation of Hazardous Substances, Petroleum Substances and produced water;

(ii)	compliance with present and future Applicable Law relating to the Environment or the protection thereof;

(iii)	Abandonment and Reclamation Obligations;

(iv)	Releases of Hazardous Substances, Petroleum Substances, produced water or other substances;

(v)	sampling, assessment and monitoring of the Environment;

(vi)
the removal, assessment, monitoring, sampling, response, abatement, clean-up, investigation and reporting of contamination or pollution of or other adverse effects on the Environment, including compensation of Third Parties for Losses suffered by them in respect thereof; or

(vii)	the protection, reclamation, remediation or restoration of the Environment, including related to human health and safety;
that relate to the Assets, or that have arisen or hereafter arise from or in respect of (A) any past, present or future operations and activities related to the Assets, including any seismic programs conducted by or on behalf of Vendor or its Affiliates in the White Map Area or (B) any other past, present or future Operations;

(ii)	"Escrow Agent" means Burnet, Duckworth & Palmer LLP;

(jj)	"Escrow Agreement" means an agreement among, Vendor, Purchaser and the Escrow Agent in the form attached as Schedule "J";

(kk)	"Excluded Assets" means:

(i)
letters of credit, guarantees, bonds or other security deposited with operators, Government Authorities or other Persons by Vendor or any of its Affiliates to secure obligations or as prepayments of costs or Liabilities;

(ii)
insurance policies, insurance proceeds and rights to insurance proceeds, except any insurance proceeds payable in the event of any Claims or Losses in regards to the Tangibles or the Environment occurring during the Interim Period;

(iii)	items used, consumed or otherwise disposed of in the ordinary course of the business of Vendor prior to Closing that are authorized under Section 11.2 or 11.3;

(iv)
tax and financial records of the Vendor, except in regards to Taxes to be apportioned, allocated, credited or adjusted in favour of Purchaser, Crown royalty statements in respect of the Petroleum and Natural Gas Rights and any other records necessary to confirm payment by Vendor or its predecessors in title of freehold royalties in respect of the Petroleum and Natural Gas Rights;

(v)	legal and title opinions or any documents prepared by or on behalf of Vendor or any Affiliates in contemplation of litigation, except in regards to Claims bourne by Purchaser;

(vi)	Vendor's proprietary technology prepared for Vendor or its Affiliates by any Third Party;

(vii)
all computer hardware and software and all files, documents, reports, data, intellectual property and geological information and data, that is owned or licensed by Third Parties with restrictions on their deliverability or disclosure, except that which is used with SCADA or other field management systems or measurement facilities including wellhead data systems;

(viii)	Vendor's Calgary, Alberta office and field offices outside the White Map Area and all leasehold improvements, furniture and office equipment and supplies located therein;

(ix)	satellite communication equipment outside the White Map Area;

(x)
agreements, documents and data that are commercial agreements of general application between or among Vendor and other Persons which are not reasonably required for the use and operation of the Assets by Purchaser;

(xi)
any leased vehicles, computers and software to the extent the lease in respect thereof is not transferable without payment of a fee or other consideration which Purchaser has not agreed in writing to pay;

(xii)
costs and revenues associated with all joint interest audits and other audits of costs applicable to the Assets excluding periods for which Purchaser is in whole or in part responsible for the Assets (or which are included in adjustments made pursuant to Article 7);

(xiii)
documents or agreements owned or licensed by a Third Party with restrictions on their deliverability or which are subject to Third Party confidentiality restrictions, provided Vendor shall use commercially reasonable efforts to obtain Third Party approval to the delivery or disclosure to Purchaser;

(xiv)	Petroleum Substances at or beyond the first point of measurement at the Effective Time, including Petroleum Substances in the course of production or transportation or in tanks or storage;

(xv)	any Assets for which a ROFR is exercised pursuant to Section 9.1(b);

(xvi)	geological interpretations and geological data related to the Assets;

(xvii)
all other interpretations, evaluations, valuations, forecasts, analyses and similar items relating to the Assets, including any economic valuations or reserve forecasts prepared or acquired by the Vendor or its Affiliates or a Third Party with respect to the Assets or this Transaction;

(xviii)
rights to make non-Environmental Claims against Persons (other than employees employed by or contracted to Purchaser pursuant to Sections Error! Reference source not found. or Error! Reference source not found.) in respect of acts, omissions or events that occurred prior to the Effective Time; and

(xix)	Vendor’s entire right, title and interest in the assets and interests set out in Schedule "L".

(ll)	"Facilities" means Vendor’s interest in the gas plants, oil batteries, tanks, gas gathering systems and pipelines specified in Part 1 of Schedule "B";

(mm)	"Final Statement of Adjustment" has the meaning specified in Section 7.3(a);

(nn)	"GAAP" means generally accepted accounting principles and practices in Canada as of the relevant time;

(oo)	"General Conveyance" means the General Conveyance in the form attached as in Schedule "C";

(pp)
"Governmental Authority" or "Governmental Authorities" means any government, regulatory or administrative authority, governmental department, agency, commission, board or tribunal or court having jurisdiction on behalf of any, province or state or subdivision thereof or any municipality, district or subdivision thereof;

(qq)	"Gross Negligence" means:

(i)	a marked and flagrant departure from the standard of conduct of a reasonable Person acting in the circumstances at the time of the alleged misconduct; or

(ii)	such wanton and reckless conduct or omissions as constitutes in effect an utter disregard for harmful, foreseeable and avoidable consequences;

(rr)	"GST" means the goods and services tax prescribed by the GST Legislation;

(ss)	"GST Legislation" means the Excise Tax Act, R.S.C. 1985, c. E-15;

(tt)
"Hazardous Substances" means hazardous, deleterious, or toxic substances; oilfield wastes; radioactive matter; asbestos; polychlorinated biphenyls; pollutants; contaminants; unrefined and refined petroleum products; including all substances, materials and wastes regulated under Applicable Law relating to the Environment;

(uu)
"Included Inventory" means all surplus equipment, materials and inventory, excluding all Excluded Assets, located in the White Map Area that was acquired for, is used in association with or is intended to be used in association with the Assets;

(vv)	"Income Tax Act" means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement);

(ww)	"Indemnitee" has the meaning specified in Section 6.7(a);

(xx)	"Indemnitor" has the meaning specified in Section 6.7(a);

(yy)	[Redaction - Definition related to redacted section]

(zz)	[Redaction - Definition related to redacted section]

([[)	"Injured Party" has the meaning specified in Section 13.3;

(aaa)	"Interest Amount" means the amount equal to [Redaction] multiplied by the Purchase Price (less the Deposit) divided by 365 and multiplied by the number of days in the Interim Period;

(bbb)	"Interim Period" means the period from and after the Effective Time until the Closing Date;

(ccc)	"Interim Statement of Adjustments" has the meaning specified in Section 7.2;

(ddd)
"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the White Map Area);

(eee)
"Liabilities" means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent and whether based on fault, strict liability or otherwise;

(fff)
"Liability Management Rating" means the liability management rating as assessed by the AER under Liability Management Program Directives 006, 024 and 075 and any other related Applicable Law, as well as any other measure used by the AER to assist in determining required security deposits for licence and assets transfers;

(ggg)	"License Transfers" means, other than the Specific Conveyances, any Permits, approvals, licenses and authorizations granted by the AER or any other Governmental Authority in relation to the Assets;

(hhh)
"Losses" means, in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from the matter, regardless of whether those Claims are sustained (excluding capital, income and other taxes on a settlement payment or damage award in respect of that matter), but does not include consequential, special, punitive, incidental or indirect losses or loss of profits;

(iii)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all right, title, estate and interest of Vendor and its Affiliates of and in all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights, the Tangibles, or any of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights, the Tangibles, or any of them, including without limitation any and all of the following:

(i)
contracts and agreements relating to the Petroleum and Natural Gas Rights, the Tangibles, or any of them, including without limitation the Title Documents and the Sale, Processing and Transportation Contracts;

(ii)
fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use or operate the Petroleum and Natural Gas Rights, the Tangibles, or any of them;

(iii)	the Seismic Rights;

(iv)
all subsisting rights to carry out Operations relating to the Petroleum and Natural Gas Rights, the Tangibles, or any of them and without limitation, all easements and well, pipeline and other Permits;

(v)
all records, files, books, documents, licenses, approvals, authorizations, reports, data, schematics, facility drawings, build schematics, drawings and blueprints (whether in hard copy, electronic format or otherwise) which relate to the Petroleum and Natural Gas Rights, the Wells, the Tangibles, or any of them;

(vi)	the Wells, including the wellbores and any and all casing;

(vii)	rights to make Claims regarding the Environment against Persons (other than Vendor and its Affiliates) in respect of acts, omissions or events that occurred prior to or after the Effective Time;

(viii)
spare parts, surplus equipment and equipment in inventory acquired for the purposes of Operations conducted or expected to be conducted in connection with the Petroleum and Natural Gas Rights, the Tangibles, or any of them;

(ix)
royalty statements in respect of the Title Documents and all records necessary to confirm the payment by Vendor, its Related Parties and their predecessors in title of all lessor royalties pursuant to the Title Documents; and

(x)
all other rights, titles, estates and interests of Vendor and its Affiliates of and in all property, assets, interests, wells, and rights within the White Map Area that are not included in Petroleum and Natural Gas Rights, Tangibles or the preceding provisions of the definition of 'Miscellaneous Interests';

but, in all cases, excluding all Excluded Assets;

(jjj)	[Redaction - Definition related to redacted section]

(kkk)	"Operations" means any and all operations on or in respect of the lands in the White Map Area, including:

(i)	drilling, completion, testing, recompleting, deepening, plugging back, side tracking, whipstocking, fracing, stimulating, injecting, equipping, operating and abandoning wells;

(ii)	construction, repair, expansion, decommissioning, maintenance and operation of oilfield facilities and equipment;

(iii)
producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, measuring, storing, transporting or shipping Petroleum Substances (including transmission, transportation, treatment and disposition of water);

(iv)	transportation, storing, use and disposal of Hazardous Substances associated with operating the Tangibles, or the Wells, or any of them;

(v)	geological, geophysical and seismic activities; and

(vi)	abandonment, reclamation, remediation and restoration operations;

(lll)	[Redaction - Definition related to redacted section]

(mmm)	"Outside Date" means February 15, 2017 or such other date as may be agreed to in writing by the Parties;

(nnn)	"Party" means Vendor and Purchaser; and "Parties" means Vendor and Purchaser, collectively;

(ooo)	"Permits" means permits, licenses, approvals and authorizations issued or granted by Governmental Authorities;

(ppp)	"Permitted Encumbrances" means with respect to the Assets:

(i)	liens for taxes, assessments and governmental charges which are not due as of the Closing Date [Redaction];

(ii)
liens incurred or created in the ordinary course of business as security in favour of the Person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation;

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due as of the Closing Date;

(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v)
the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)	liens or security granted in the ordinary course of business of Vendor to a public utility or Governmental Authority;

(vii)	the reservations, limitations, provisos and conditions in any original grants or transfers from the Crown and all qualifications and exceptions to title under Applicable Law;

(viii)	any lien or trust arising in connection with workers' compensation, unemployment insurance, pension or employment laws or regulations;

(ix)	trust obligations incurred in the ordinary course of business;

(x)
rights of general application reserved to or vested in any Governmental Authority to levy Taxes on any of the Assets or the revenue therefrom, or to limit, control or regulate any of the Assets or Operations in respect of the Assets in any manner;

(xi)
any security interest held by a Person encumbering Vendor's interest in the Assets or any part thereof, in respect of which Vendor delivers a release or no interest letter to Purchaser at or prior to Closing;

(xii)
the terms and conditions of the Title Documents relating to the Assets, including provisions for penalties and forfeitures arising under or pursuant to any of those Title Documents; provided that the following items must be specified in Part 2 of Schedule "A" in order to constitute a 'Permitted Encumbrance': (a) royalty burden, net profits or similar Encumbrances; (b) any penalty or forfeiture existing as of the execution of this Agreement arising as a result Vendor, its Related Parties or any predecessor in title's election not to participate in an Operation; (c) any existing potential reduction in interest in the Assets due to a payout, conversion, farmin, farmout or similar agreement;

(xiii)	the Encumbrances specified in Part 2 of Schedule "A";

(xiv)
the Sale, Processing and Transportation Contracts and agreement or agreements (if any) for the sale, processing or transportation of Leased Substances that are terminable on not greater than 90 days' notice (without an early termination penalty or other cost); and

(xv)	the Rights of First Refusal applicable to the Assets;

(qqq)
"Person" means any individual, sole proprietorship, partnership, limited partnership, corporation, limited or unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated association, trust, body corporate, Government Authority or any other entity, and including a natural person in the capacity as trustee, executor, administrator or other legal representative;

(rrr)
"Personal Information" means information about an identifiable individual, but does not include an individual's name, position or title, business telephone number, business address, business mail or business fax number;

(sss)	"Petroleum and Natural Gas Rights" means:

(i)
rights (including fee simple interests, leasehold interests and working interests) to drill for, win, take, own extract, remove and produce, save and market Petroleum Substances from the interests specified in Part 2 of Schedule "A";

(ii)
lessor royalties, overriding royalties, net profits interests and similar interests entitling the holder thereof to a share of the Petroleum Substances produced from the interests specified in Part 2 of Schedule "A" or to a payment calculated by reference to the quantity of that production, the proceeds from the sale thereof or the profits therefrom to the extent specified in Part 2 of Schedule "A";

(iii)	rights to acquire any of the foregoing;
subject to the Permitted Encumbrances, but, in all cases, excluding all Excluded Assets;

(ttt)
"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, diluents, condensate, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(uuu)	[Redaction] – Definition related to redacted section]

(vvv)	[Redaction - Definition related to redacted section]

(www)	"Purchase Price" means the sum of money first set out in Section 2.4;

(xxx)	"Purchaser Compensation and Benefits Plan" means the Compensation and Benefits Plan maintained by Purchaser as of the Closing Date;

(yyy)
"Purchaser Default" means a breach of a representation or warranty made by Purchaser in Section 5.4 or a breach by Purchaser of a covenant or agreement in this Agreement, including a failure by Purchaser to tender the amounts required to be paid by Purchaser at Closing;

(zzz)	"Related Party" means, in reference to a Party:

(i)	its Affiliates, successors and assigns;

(ii)	its directors, officers and employees;

(iii)	its Affiliates' directors, officers and employees; and

(iv)	its Representatives;

([[[)
"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance or produced water into or through the Environment or into or out of any lands, including the movement of a Hazardous Substance through or in any part of the Environment;

(aaaa)	"Representatives" means, in reference to a Party, its and its Affiliates' representatives, agents, legal counsel, consultants and advisors;

(bbbb)
"Right of First Refusal" or "ROFR" means a right of first refusal, pre-emptive right of purchase or similar right whereby a Person, other than Purchaser or its Affiliates, has the right to acquire or purchase all or a part of the Assets, including those rights that are specified in Part 3 of Schedule "A" or Part 2 of Schedule "B";

(cccc)	"ROFR Allocation" has the meaning specified in Section 9.1(a);

(dddd)	"ROFR Assets" has the meaning specified in Section 9.1(a);

(eeee)	"Sale, Processing and Transportation Contracts" means the agreement or agreements specified in Schedule "E";

(ffff)	"SCADA" means supervisory control and data acquisition;

(gggg)	"Security Deficient Party" has the meaning specified in Section 3.3(c);

(hhhh)	"Security Provider" has the meaning specified in Section 3.3(c);

(iiii)	"Securities Regulatory Authority" means the securities commissions or similar securities regulatory authorities of the provinces of Canada;

(jjjj)	"Seismic License Agreement" means a seismic license agreement between Vendor and Purchaser substantially in the form attached hereto as Schedule "K";

(kkkk)	"Seismic Data" means the proprietary seismic data specified in Schedule "I";

(llll)	"Seismic Rights" means the rights to be granted by Vendor to Purchaser at Closing pursuant to the Seismic License Agreement;

(mmmm)
"Senior Supervisory Personnel" means, with respect to a Party, any director or officer of such Party, and any individual who functions for such Party or one of its Affiliates at a management level equivalent or superior to any individual functioning as such Party's senior manager(s) who has authority over such Party's operations and activities in the White Map Area sufficient to direct the manner in which such operations and activities are conducted, but excluding all individuals functioning at a level below such functional manager;

(nnnn)
"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(oooo)
"Tangibles" means, subject to any and all limitations and exclusions provided for in this definition, the Facilities and the right, title, estate and interest of Vendor and its Affiliates of and in any and all other tangible depreciable property and assets which:

(i)	are located within, upon or in the White Map Area;

(ii)
are used or are intended to be used to produce, process, gather, transport, transmit, store, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection, water disposal or removal operations;

(iii)
pertain to the Petroleum and Natural Gas Rights; including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, flowlines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers, fresh and produced water equipment and facilities, communication equipment (including any SCADA and other field management systems or measurement equipment and facilities and wellhead data systems) and the Included Inventory; and

(iv)	all Included Inventory and the proceeds of sale of all such inventory sold from and after the Effective Time;
but, in all cases, excluding Excluded Assets;

(pppp)
"Taxes" means all excise, value added, goods and services, and property taxes, but excluding, income, capital sales, customs, duties and other taxes and other fees, assessments withholdings and charges imposed by Governmental Authorities and all penalties, interest and fines or additions attributable to or imposed on or with respect to those taxes, fees, assessments withholdings and charges;

(qqqq)	[Redaction - Definition related to redacted section]

(rrrr)
"Third Party" means any individual or entity other than Vendor, Purchaser, and their Related Parties, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(ssss)
"Thirteenth Month Adjustment" means a reconciliation payment made pursuant to an agreement which provides that during a period (usually a calendar year), production, royalties, gas cost allowance, revenues and/or expenses will be distributed to or paid by one or more parties to the agreement on the basis of estimates thereof and following the end of the period (usually the first calendar month after the end of the period), the actual amount of the production, royalties, gas cost allowance, revenues or costs will be determined and a reconciliation between the estimated amounts and the actual amounts will be made;

(tttt)
"Title Documents" means, collectively, any and all certificates of title, leases, reservations, Permits, licenses, assignments, trust declarations, operating agreements, construction, ownership and operation agreements; royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements, unit agreements and any other documents and agreements granting, reserving or otherwise conferring rights to:

(i)	explore for, drill for, produce, take, use or market Petroleum Substances;

(ii)	share in the production of Petroleum Substances;

(iii)	share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced; and

(iv)	rights to acquire any of the rights described in items (i) to (iii) of this definition;
but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the White Map Area, the Tangibles, or any of them;

(uuuu)	"Transaction" means the sale and purchase of the Assets as contemplated by this Agreement;

(vvvv)	[Redaction - Definition related to redacted section]

(wwww)	"Vendor Default" means a breach of a representation or warranty made by Vendor in Section 5.1, or a breach by Vendor of a covenant or agreement in this Agreement;

(xxxx)
"Vendor Information" means all information provided by Vendor or its Representatives (on behalf of the Vendor) to the Purchaser or its Representatives in connection with the preparation of the Purchaser Disclosure Documents, including, without limitation, all revenue, expense, tax, ownership, encumbrance, marketing, transportation, processing, geological, engineering, production and test information relating to the Assets;

(yyyy)	"VTB Debenture" means a demand debenture in the form set out in Schedule "M" attached hereto;

(zzzz)	"VTB Loan Agreement" means a loan agreement for the Adjusted VTB Loan Amount in the form set out in Schedule "N" attached hereto;

([[[[)	"VTB Loan Amount" has the meaning specified in Section 2.4(b);

(aaaaa)	"Wells" means all wells specified in Schedule "F" whether producing, shut-in, suspended, abandoned, capped, injection or disposal wells; and

(bbbbb)
"White Map Area" means the lands outlined in red on the plat comprising Part 1 of Schedule "A" and includes, as the context requires, the surface of those lands and the Petroleum Substances within, upon or under those lands.

1.2	Headings
The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of, or to, this Agreement.

1.3	Interpretation Not Affected by Headings
The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Schedules
There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	Petroleum and Natural Gas Rights Part 1 – White Map Area Land Plat(s) Part 2 – Petroleum and Natural Gas Rights Part 3 – Rights of First Refusal Part 4 – Offset Notices
Schedule "B"	Facilities Part 1 – Facilities Part 2 – Rights of First Refusal
Schedule "C"	Form of General Conveyance
Schedule "D"	Claims and Related Disclosure
Schedule "E"	Sale, Processing and Transportation Contracts
Schedule "F"	Wells
Schedule "G"	Form of Vendor/Purchaser Certificate
Schedule "H"	Outstanding AFEs
Schedule "I"	Seismic Data
Schedule "J"	Form of Escrow Agreement
Schedule "K"	Form of Seismic License Agreement
Schedule "L"	Excluded Assets
Schedule "M"	Form of VTB Debenture
Schedule "N"	Form of VTB Loan Agreement

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6	Damages
All Losses, Claims and Liabilities in respect of which a Party has a Claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

1.7	Knowledge
For all purposes of this Agreement, references to the knowledge of a Party and to matters of which a Party is aware refer to the actual knowledge of the Senior Supervisory Personnel of that Party and its Affiliates. For these purposes, knowledge does not include the knowledge or awareness of any other Person or any constructive or imputed knowledge.

1.8	Statute References
Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time and any regulations promulgated thereunder from time to time.
ARTICLE 2
PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale
Vendor hereby agrees to sell the Assets, to Purchaser, and Purchaser agrees to purchase the Assets from Vendor and assume and fulfill, perform and discharge (or caused to be fulfilled, performed, paid or discharged) the Assumed Liabilities and the Environmental Liabilities, on the Closing Date on the terms and subject to the conditions of this Agreement.

2.2	Closing
Closing shall take place at the Closing Place on the Closing Date if there has been satisfaction or waiver of the conditions of Closing herein contained. Provided Closing occurs, the transfer of the Assets from Vendor to Purchaser and the assumption of the benefits, Liabilities and risks associated with the Assets, by Purchaser will be effective as of the Effective Time. Possession of the Assets will pass to Purchaser on Closing.

2.3	Form of Payment
All payments to be made pursuant to this Agreement shall be in immediately available Canadian funds by wire transfer.

2.4	Purchase Price
The price to be paid by Purchaser to Vendor for the Assets shall be eighty million dollars ($80,000,000) (the "Purchase Price") payable as follows:

(a)	by payment in cash of:

(i)
sixty five million dollars ($65,000,000) (the "Base Cash Consideration") less the reductions (if any) to the Base Cash Consideration on account of exercised Rights of First Refusal pursuant to Article 9; plus

(ii)	the Interest Amount; plus or minus, as applicable;

(iii)
the net amount of the adjustment pursuant to Article 7; plus or minus, as applicable, any adjustment made to the amount of the VTB Loan Amount in Section 2.4(b) as a result of the Article 7 adjustments; and

(iv)	the amount, if any, payable by Purchaser pursuant to Section 10.2;
(collectively, the "Adjusted Cash Consideration"); and

(b)
by issuance to Vendor of the VTB Debenture in the amount of fifteen million dollars ($15,000,000) (the "VTB Loan Amount"), plus or minus, as applicable, adjustments pursuant to Article 7, provided that, the VTB Loan Amount shall only be adjusted by the Article 7 adjustments in five hundred thousand dollar ($500,000) increments and any adjustments above or below such increments shall instead be applied as an adjustment to the Base Cash Consideration (the "Adjusted VTB Loan Amount"),

(collectively, the "Adjusted Purchase Price").

2.5	Payment of Adjusted Purchase Price
The Adjusted Purchase Price shall be paid by Purchaser to Vendor as follows:

(a)	the Deposit shall be paid to Vendor in accordance with Section 2.6;

(b)	at Closing, Purchaser shall:

(i)	pay to Vendor an amount equal to the aggregate of the Adjusted Cash Consideration minus the Deposit; and

(ii)	pay to Vendor the Adjusted VTB Loan Amount represented by the VTB Loan Agreement and the VTB Debenture.
Adjustments pursuant to Article 7 after Closing shall be paid in accordance with the provisions of that Article.

2.6	Deposit
On execution and delivery of this Agreement, Purchaser shall pay Vendor an amount equal to [Redaction - Dollar amount] (the "Deposit") as a deposit against the payment of the Adjusted Purchase Price. The Deposit shall be held in an interest bearing account by the Escrow Agent and shall be dealt with as follows:

(a)
if Closing occurs, the Deposit shall be paid to Vendor and applied to payment of the Adjusted Purchase Price and any interest earned on the Deposit while on deposit with the Escrow Agent will be paid to Vendor;

(b)
if Closing does not occur due to a Purchaser Default, the Deposit and any interest earned thereon while on deposit with the Escrow Agent shall be paid to and retained by Vendor for Vendor's own account absolutely as a genuine pre-estimate of Vendor's liquidated damages and not as a penalty; provided that Vendor's retention of the Deposit shall constitute Vendor’s sole and absolute remedy in such instance, with no right to claim further damages or other remedies at law or in equity from Purchaser. Vendor waives and releases all other remedies, recourse or other rights that it has or hereafter may have in this regard; and

(c)
if Closing does not occur for any reason or circumstance other than due to a Purchaser Default, the Deposit and any interest earned thereon while on deposit with the Escrow Agent shall be returned to Purchaser for the account of Purchaser absolutely.

Purchaser acknowledges that any portion of the Deposit paid to Vendor is not a penalty but is a reasonable requirement of a vendor in a transaction of the size of the one contemplated by this Agreement having regard to the time and expense incurred by Vendor and its personnel in connection with the Transaction. Purchaser will not assert or plead in any proceedings that the retention of the Deposit or any portion thereof by Vendor in accordance with the terms of this Section 2.6 is unreasonable or a penalty or forfeiture against which any court should grant relief.

2.7	GST and Other Taxes

(a)
The Adjusted Purchase Price does not include GST that may be applicable to the sale of the Assets hereunder. Unless Purchaser elects to proceed under Section 2.7(c), at Closing, Purchaser shall pay to Vendor an amount equal to all GST payable with respect to the Transaction. Vendor shall remit that amount to the appropriate taxation authorities in accordance with the GST Legislation as and when required by the GST Legislation. Each of Vendor and Purchaser represents that it holds a valid GST registration account number at the date of Closing and that its registration account number for GST purposes is:

Vendor:	[Redaction]; and
Purchaser:	[Redaction].

(b)
After Closing, Purchaser shall be responsible for, and shall indemnify and save Vendor harmless in respect of, any and all GST imposed by a Governmental Authority (including interest and penalties) in respect of the Transaction which are in excess of the amounts collected by Vendor from Purchaser at Closing.

(c)
If requested by Purchaser, Vendor and Purchaser shall jointly elect at Closing pursuant to Section 167 of the GST Legislation to have the provisions thereof concerning the acquisition of part of a business applied to this Transaction and Purchaser undertakes to file that election with the Canada Revenue Agency in a timely and proper fashion. Purchaser shall be liable for and, in addition, shall indemnify Vendor from any and all Losses, Claims, Liabilities or GST payable, suffered by or sustained by Vendor pertaining to this election.

2.8	Allocation of Purchase Price
At Closing, the Parties allocate:

(a)	the Purchase Price and the Interest Amount for all purposes as follows:

(i)	Petroleum and Natural Gas Rights [Redaction - Dollar amount] + [Redaction - percentage] of the Interest Amount

(ii)	Tangibles [Redaction - Dollar amount]+ [Redaction - percentage] of the Interest Amount

(iii)	Miscellaneous Interests [Redaction - Dollar amount]
     $80,000,000 + the Interest Amount

(b)	all adjustments to the Purchase Price calculated pursuant to Article 7 or otherwise occurring pursuant to the terms of this Agreement to the Petroleum and Natural Gas Rights.
ARTICLE 3
CLOSING DELIVERIES

3.1	Vendor Closing Deliveries
Vendor shall deliver, or cause to be delivered, to Purchaser:

(a)	at least three (3) Business Days before the Closing Date:

(i)	the Interim Statement of Adjustments;

(ii)	a calculation of the Adjusted Purchase Price having regard to the adjustments that may be required pursuant to Article 7 and Article 9;

(iii)	a calculation of the amount payable to Vendor pursuant to Sections 2.5(b) and 2.7; and

(iv)	wire transfer instructions for the payments at the Closing to Vendor and, if applicable, to the Escrow Agent; and

(b)	at or before Closing:

(i)	the General Conveyance duly executed by Vendor;

(ii)	a receipt for payment of the Adjusted Cash Consideration and the Adjusted VTB Loan Amount pursuant to Sections 2.5 and 2.7;

(iii)	copies of all Third Party consents to the sale of the Assets and notices and waivers of all ROFR triggered by the sale of the Assets that have been obtained prior to Closing;

(iv)	releases and registerable discharges, or no interest letters, in respect of all security interests held by a Person Encumbering the Assets or any part thereof;

(v)	to the extent prepared prior to Closing, the Specific Conveyances duly executed by Vendor;

(vi)	a certificate of Vendor in the applicable form of Schedule "G" attached hereto;

(vii)	the Escrow Agreement duly executed by Vendor;

(viii)	the Seismic License Agreement duly executed by Vendor;

(ix)	the election referred to in Section 2.7(c), if applicable, duly executed by Vendor;

(x)	the documents referred to in Section 3.4; and

(xi)	any other documents required to be delivered by Vendor to Purchaser at the Closing pursuant to this Agreement as may be reasonably requested by Purchaser on reasonable notice to Vendor before Closing.

3.2	Purchaser Closing Deliveries
At Closing, Purchaser shall deliver, or cause to be delivered, to Vendor:

(a)	the General Conveyance duly executed by Purchaser;

(b)	the amounts payable by Purchaser pursuant to Sections 2.5 and 2.7 at Closing;

(c)	the VTB Loan Agreement for the Adjusted VTB Loan Amount duly executed by Purchaser;

(d)	the VTB Debenture duly executed by Purchaser;

(e)	to the extent prepared prior to Closing, the Specific Conveyances executed and delivered by Vendor, duly executed by Purchaser;

(f)	a certificate of Purchaser in the applicable form of Schedule "G" attached hereto;

(g)	the Escrow Agreement duly executed by Purchaser;

(h)	the Seismic License Agreement duly executed by Purchaser;

(i)	the election referred to in Section 2.7(c), if applicable, duly executed by Purchaser;

(j)	written evidence of the Competition Act Approval; and

(k)	any other documents required to be delivered by Purchaser to Vendor at the Closing pursuant to this Agreement as may be reasonably requested by Vendor on reasonable notice to Purchaser before Closing.

3.3	Specific Conveyances

(a)
Vendor shall use commercially reasonable efforts to prepare and deliver to Purchaser the Specific Conveyances at Vendor’s cost at the Closing, provided that if any Specific Conveyances are not delivered at Closing, those Specific Conveyances shall be prepared by Vendor at its cost and delivered to Purchaser within [Redaction - Time period] following Closing.

(b)
Subject to Section 11.3, forthwith after Closing, Purchaser shall at its cost circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered. Purchaser shall be responsible for all registration fees pertaining to same.

(c)
Within twenty (20) Business Days following Closing, the Vendor shall prepare and electronically submit an application to the relevant Governmental Authority for the transfer of the Assets, as applicable, and Purchaser shall electronically ratify and sign such application. If the AER or other Governmental Authority determines that either Party is required to provide a security deposit to the AER (or increase its current security deposit with the AER) or other Governmental Authority as a consequence of the proposed transfer, such Party shall provide such security deposit (or increase its existing security deposit) promptly after the notification of such requirement by the AER or other Governmental Authority. If such Party (the "Security Deficient Party") fails to make the required security deposit (or increase its existing security deposit) within five (5) Business Days of such notification, the other Party (the "Security Provider") may, but is not obligated to, provide such security deposit on behalf of the Security Deficient Party in such circumstances and such Security Deficient Party shall, on demand, reimburse the Security Provider for the amount of the security deposit so provided by it and pay to the Security Provider interest on such amount at a rate of interest equal to [Redaction – Interest related provision], for the period from and including the date on which such security deposit is provided to the AER or other Governmental Authority by the Security Provider, to the date on which the reimbursement of the amount of such security deposit and payment of the corresponding interest thereon is made in full.

3.4	Title Documents and Miscellaneous Interests
Vendor shall deliver to Purchaser at Closing or forthwith thereafter the original copies, including any electronic copies, of the Title Documents and any other agreements and documents to which Vendor's interest in and to the Assets is subject and the original copies, including electronic copies of contracts, agreements, records, files, books, documents, licenses, approvals, authorizations, reports and data, schematics, facility drawings, build schematics, drawings and blueprints comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to or subsequent to Closing. In the event that any of the foregoing Title Documents or Miscellaneous Interests are not in Vendor's possession Vendor shall use its reasonable commercial efforts to obtain and to assist Purchaser in its attempts to obtain such Title Documents and Miscellaneous Interests. Notwithstanding the foregoing, if and to the extent such Title Documents, contracts, agreements, records, books, documents, licenses, approvals, authorizations, reports and data also pertain to interests other than Vendor's interest in and to the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies. Purchaser shall, upon request and after reasonable notice, provide reasonable access to the Senior Supervisory Personnel of Vendor, at the offices of Purchaser during its normal business hours, to such of the Title Documents and other contracts, agreements, records, files, books, documents, licenses, approvals, authorizations, reports and data comprising Miscellaneous Interests delivered by Vendor pursuant hereto, as Vendor may require for purposes concerning the interests which Vendor held in the Assets prior to the Closing Date and the calculation of adjustments prior to the finalization of same, subject always to the requirement that all such information shall remain confidential.
ARTICLE 4
CONDITIONS OF CLOSING

4.1	Purchaser's Conditions
The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived in whole or in part by Purchaser by written notice to Vendor at or before Closing:

(a)
the representations and warranties of Vendor contained in Section 5.1 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except where the representation and warranty is already qualified by a threshold or materiality in which case such representation and warranty shall be true and correct in all respects);

(b)
Vendor shall have performed or complied in all material respects with all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by Vendor at or prior to Closing, including those set forth in Section 3.1 (except where the obligation, covenant and agreement is already qualified by a threshold or materiality in which case such obligation, covenant and agreement shall be performed or complied with in all respects);

(c)
at the time Closing occurs, no Claim shall be pending before any Governmental Authority seeking to restrain or prohibit the purchase and sale of the Assets contemplated hereby or to obtain material damages or other relief in connection with the consummation of the Transaction, excluding Claims in respect of the Rights of First Refusal;

(d)	the Competition Act Approval shall have been granted on terms satisfactory to Purchaser, acting reasonably, and shall be in full force and effect; and

(e)	Vendor's Liability Management Rating in regards to the Assets on completion of the Transaction will be greater than or equal to [Redaction - Number].
Nothing in this Agreement shall make Purchaser's obligation to complete the Transaction, including Purchaser's obligation to make payments referred to in Section 2.5 on a timely basis, conditional on Purchaser's being able to obtain or complete any financing for the Transaction.

4.2	Vendor's Conditions
The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived in whole or in part by Vendor by written notice to Purchaser at or before Closing:

(a)
the representations and warranties of Purchaser contained in Section 5.4 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except where the representation and warranty is already qualified by a threshold or materiality in which case such representation and warranty shall be true and correct in all respects);

(b)	Purchaser shall have tendered or caused to be tendered the amounts payable pursuant to Sections 2.5 and 2.7;

(c)
Purchaser shall have performed or complied in all material respects with all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or prior to Closing, including those set forth in Section 3.2 (except where the obligation, covenant and agreement is already qualified by a threshold or materiality in which case such obligation, covenant and agreement shall be performed or complied with in all respects);

(d)
at the time Closing occurs, no Claim shall be pending before any Governmental Authority seeking to restrain or prohibit the purchase and sale of the Assets contemplated hereby or to obtain material damages or other relief in connection with the consummation of the Transaction;

(e)	the Competition Act Approval shall have been granted on terms satisfactory to Vendor, acting reasonably, and shall be in full force and effect; and

(f)	Purchaser's Liability Management Rating on completion of the Transaction, will be greater than or equal to [Redaction- Number].

4.3	Efforts to Fulfil Conditions Precedent
Each of Purchaser and Vendor shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions set forth in Sections 4.1 and 4.2, including making all required filings, if any, preparing applications to, and conducting negotiations with, each Governmental Authority as to which those filings, applications or negotiations are necessary or appropriate in the consummation of the Transaction and providing such information as the other may reasonably request in order to make those filings, prepare such applications and conduct those negotiations. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the Transactions. Without limiting the generality of the preceding:

(a)	Vendor and Purchaser shall, and shall use all commercially reasonable efforts to cause their respective officers, employees and Representatives to:

(i)
within ten Business Days after the date of this Agreement, make the necessary filings by Purchaser, Vendor or any of their Affiliates which are necessary or advisable in order to obtain the Competition Act Approval, the filing fee for which filing shall be [Redaction];

(ii)
comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Vendor or any of their Affiliates from the Canadian Competition Bureau pursuant to the Competition Act or any other Governmental Authority; and

(iii)	consult and cooperate in connection with any investigation, review or other inquiry in each case concerning the Transaction commenced by any Governmental Authority;

(b)	Vendor and Purchaser shall:

(i)	promptly inform the other of any material, applicable, communication received by that Party from the Canadian Competition Bureau or any other Governmental Authority regarding the Transaction;

(ii)
not agree to participate in any substantive meeting or discussion with the Canadian Competition Bureau or any representative thereof in respect of any filings, investigation or inquiry concerning the Transaction, whether oral or in person, unless it consults with the other Party in advance and, to the extent permitted by the Canadian Competition Bureau or any representative thereof, gives the other Party the opportunity to attend and participate therein; and if that participation is either declined or not permitted, furnishes promptly thereafter a memorandum setting forth the material terms of that meeting or those discussions; and

(iii)
furnish the other Party in advance with copies of all correspondence, filings and communication between them and their Affiliates and their respective representatives, on the one hand, and the Canadian Competition Bureau or any representative thereof, on the other hand, with respect of this Agreement and the Transaction and provide the other Party with reasonable opportunity to comment thereon and agrees to consider those comments in good faith;

(c)	Purchaser shall:

(i)
advise Vendor promptly in advance of any understandings, undertakings or agreements which Purchaser proposes to make or enter into with the Canadian Competition Bureau in connection with the Transaction; and

(ii)
without limiting the foregoing provisions of this Section 4.3, use commercially reasonable efforts to obtain any authorization of any Government Authority necessary to enable the Parties to consummate the Transaction as soon as practicable, but in any event no later than the Closing Date, including registration of a consent agreement under the Competition Act, on terms and conditions (including such undertakings and consent agreement, if any) which are acceptable to Purchaser, acting reasonably; and

Purchaser shall provide Vendor with copies of the Competition Act Approval immediately upon receipt of the same.

4.4	Failure of a Condition

(a)
If a Party for whose benefit a condition has been included in Section 4.1 or Section 4.2 fails to notify the other Party at or prior to Closing as to whether or not the condition has been satisfied or complied with, the condition shall be conclusively deemed to have been waived by the Party entitled to the benefit of that condition.

(b)
If a condition in Section 4.1 or Section 4.2 has not been satisfied on or before the Closing Date and that condition has not been waived in writing by the Party for whose benefit that condition has been included herein or deemed to be waived by that Party, that Party may terminate this Agreement by written notice to the other Party before the Closing; provided that a Party shall not be permitted to exercise or purport to exercise any right of termination pursuant to this Section 4.4 if the event or circumstances giving rise to that right is due to a material Default by that Party. In the event this Agreement is terminated pursuant to this Section 4.4, the provisions of Section 13.2 shall apply.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Vendor
Vendor represents and warrants to Purchaser, acknowledging that Purchaser is relying on these representations and warranties in entering into this Agreement and completing the Transaction:

(a)
Standing: Vendor is a corporation, duly organized and validly subsisting under the laws of the Province of Alberta, and is duly qualified to carry on business in each jurisdiction in which it is required to be qualified in order for Vendor to own the Assets;

(b)
Authority: The execution, delivery and performance of this Agreement by Vendor and any other document or agreement delivered in connection herewith and completion of the Transaction in accordance herewith have been duly and validly authorized by any and all requisite actions of Vendor;

(c)
No Conflict: Provided the Competition Act Approval is obtained, the execution, delivery and performance of this Agreement and any other document or agreement delivered in connection herewith by Vendor and completion of the Transaction in accordance herewith do not and will not violate, be in conflict with or constitute a default under Vendor's governing documents or any Applicable Law;

(d)
Execution and Enforceability: This Agreement and any other document or agreement delivered in connection herewith, to which Vendor is party, will be duly executed and delivered by it and constitute legal, valid and binding obligations of Vendor, enforceable against Vendor in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (whether enforceability is considered in a proceeding at law or in equity);

(e)	Residency: Vendor is not a "non-resident" of Canada for the purposes of the Income Tax Act;

(f)
Title to Assets and Quiet Enjoyment: Vendor does not warrant title to the Assets, but does represent and warrant that except for Permitted Encumbrances: (i) Vendor has not assigned, mortgaged or in any way alienated or Encumbered the Assets or any part or portion thereof; (ii) the Assets are now free and clear of all liens, Encumbrances and adverse claims of any Person; and (iii) subject to the rents, covenants, conditions and other stipulations in the Title Documents, Purchaser shall be entitled to hold and enjoy the Assets without lawful interruption by any Person claiming by, through or under Vendor or its Related Parties;

(g)
Default: [Redaction - Qualification], there has been no act or omission by Vendor or its Related Parties that constitutes a breach, default or purported breach or default under the Title Documents or Applicable Law and Vendor and its Related Parties has not received any notice of breach or default or a purported breach or default under the Title Documents or Applicable Law, other than a breach or default or a purported breach or default that has since been remedied or waived or is not reasonably expected to impair the aggregate value of the Assets by [Redaction - dollar amount] or more;

(h)
Lawsuits: [Redaction - Qualification], no Claim or other proceeding before any court or Governmental Authority has been commenced or threatened against Vendor or its Related Parties that is expected to impair the aggregate value of the Assets by [Redaction - dollar amount] or more;

(i)
AFEs: There are no outstanding authorities for expenditure, operations notices, cash calls or email ballots issued under the Title Documents except for: (i) those specified in Schedule "H"; (ii) those incurred in the ordinary course of business and with an individual value of less than [Redaction - dollar amount] or consented to in writing by Purchaser; and (iii) other financial commitments of Vendor respecting the Assets that are due as at the date hereof, pursuant to which individual expenditures of greater than [Redaction - dollar amount] or in aggregate greater than [Redaction - dollar amount] are required to be made by Purchaser as a result of the Transaction;

(j)
Royalties and Assessments: [Redaction], all ad valorem, property, Crown, freehold and gross overriding royalties, production, severance and similar, rentals, taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances or the receipt of proceeds therefrom payable by Vendor or Related Parties in respect of the Assets have been paid and discharged;

(k)
Environmental Matters: Vendor and Related Parties have not received and Vendor does not have knowledge of: (i) any orders or directives from any Governmental Authority relating to Environmental Liabilities that is expected to impair the Assets or Environmental Liabilities by [Redaction - dollar amount] or more and that is expected to impair the Assets or Environmental Liabilities by [Redaction - dollar amount] or more and that remain outstanding and require any further work, repairs, construction or capital expenditures with respect to the Assets; or (ii) any demand or notice issued by a Governmental Authority with respect to a breach of Applicable Law relating to the Environment, health or safety matter or use, storage, treatment, transportation or disposition of Hazardous Substances that is expected to impair the Assets or Environmental Liabilities by [Redaction - dollar amount] or more which remain outstanding;

(l)
Sale, Processing and Transportation Contracts: Except for the Sale, Processing and Transportation Contracts and agreements that can be terminated without penalty on notice of [Redaction - Number] days or less, Vendor and Related Party are not a party to or bound by any agreements for the gathering, transportation, processing, storage, sale or disposal of Leased Substances or any of them or substances produced in association with Leased Substances or any of them;

(m)
Finder's Fee: Vendor and Related Parties have not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which Purchaser shall have any obligation or liability;

(n)	Liability Management Rating: Vendor's Liability Management Rating:

(i)	is greater than or equal to [Redaction - Number];

(ii)	will, on completion of the Transaction, be greater than or equal to [Redaction - Number]; and

(iii)	will be greater than or equal to [Redaction - Number] at the time the AER considers approval of any Specific Conveyance pursuant to this Agreement;

(o)
Operations: The Wells and Tangibles for which Vendor or Related Party is or was the operator and, to Vendor's knowledge, the Wells and Tangibles for which Vendor or its Related Party was not operator at the time, have been operated and, if applicable, abandoned in all material respects in accordance with good oil and gas field practices and the material requirements of Applicable Law;

(p)
No Reduction: Except as specified in Part 2 of Schedule "A" [Redaction - Qualification], the Petroleum and Natural Gas Rights are not subject to reduction by reference to payout of or production penalty on any Well under the Title Documents or Applicable Law;

(q)	ROFRs: [Redaction - Qualification], there are no ROFRs applicable to the sale contemplated by this Agreement other than those specified in Part 3 of Schedule "A" and Part 2 of Schedule "B";

(r)	AMIs: There are no active areas of mutual interest or area of exclusion provisions in any of the Title Documents or other agreements or documents to which the Assets are subject;

(s)
Offset Obligations: Except as specified in Part 4 of Schedule "A", Vendor and its Related Parties have not received any notice from a Third Party respecting offset obligations respecting the Assets, including any unsatisfied obligation to drill a well or surrender rights or an obligation to pay compensatory royalties, other than such obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived;

(t)
Assets Not Removed: No tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Petroleum Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location in the White Map Area between the Effective Time and the Closing nor has Vendor or its Related Parties alienated or Encumbered any such tangible depreciable property and assets since such date;

(u)
Financial Commitments: Except as specified in Schedule "D", or as may be permitted under Section 11.1 or 11.2 or as are operating costs incurred in the ordinary course of business, there are no financial commitments of Vendor or Related Parties respecting the Assets which are in excess of [Redaction - dollar amount] and which are due as of the execution of this Agreement or which may become due by virtue of matters occurring or arising prior to the date of this Agreement;

(v)	Leased Tangibles and Facilities: The Tangibles are not subject to any lease or option to purchase obligation of any kind except as specified in Schedule "D";

(w)
Expiries and Surrenders: The Petroleum and Natural Gas Rights are not the subject of a lease expiring or surrender notice and are not subject to expiry or surrender within [Redaction - time period] of the execution of this Agreement, except as specified in Schedule "D";

(x)
Lifting: Vendor and its Related Parties have not entered into any, and there are no, agreements or arrangements (commonly known as a gas balancing, swaps, over-production or underlift-overlift agreements or arrangements) which are among two or more Persons owning interests in a portion of the lands within the White Map Area, nor [Redaction - Qualification] has there been any circumstances or case whereby one of such Persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than they would otherwise be entitled to by virtue of their interest in such lands and which excess taking entitles the other Persons to a credit in respect of subsequent production from such lands by which Vendor or its Related Party are bound and which pertain to any of the Assets; and

(y)
No Limit on Production: Except as disclosed in writing to Purchaser and for production limits of general application in the oil and gas industry, [Redaction - Qualification] none of the Wells are subject to production limitations or similar restrictions imposed by the Title Documents or by any Applicable Law.

5.2	Limitation on Vendor's Representation and Warranties

(a)
Vendor makes no representations or warranties of any kind or nature, express or implied, at law or in equity, except as expressly set forth in Section 5.1. In particular, and without limiting the generality of the foregoing, Vendor expressly disclaims, and shall not be liable for any and all representations or warranties that may have been made or be alleged to have been made within the materials and documents provided in the Data Room or in any other record, data, report, statement or information made, provided or communicated to Purchaser or Purchaser's Related Parties in any manner, except only those representations and warranties expressly set forth in Section 5.1.

(b)
Without limiting the generality of Section 5.2(a), except as expressly set forth in Section 5.1, Vendor expressly disclaims, and shall not be liable for, any representations or warranties directly or indirectly made or alleged to have been made to Purchaser or Purchaser's Related Parties with respect to any of the following matters:

(i)	the quantity, quality or recoverability of Leased Substances;

(ii)	the value of the Assets or the future cash flow that may be derived therefrom;

(iii)	any engineering, geological or other interpretations or economic evaluations pertaining to the Assets;

(iv)
any records, data, reports, statements or information provided or made available to Purchaser by Vendor or by Vendor's Representatives, including in the Data Room, and any record, data, report, statement or information provided or made available on plant or site visits, in management presentations, in meetings with Vendor's management or employees or other representatives;

(v)	the condition of the Assets or of the Environment relating to or associated with any of the Assets or the Operations;

(vi)	the quality, condition, fitness, merchantability or suitability of use for any purpose, of any of the Tangibles, Miscellaneous Interests or other property that forms part of the Assets;

(vii)	except as expressly provided in Section 5.1, title to the Assets; and

(viii)	except as expressly provided in Section 5.1, any Liabilities or Claims related to the Assets or Operations in respect of the Assets other than the net amount of the adjustment pursuant to Article 7.

5.3	Acknowledgements
Without detracting from Purchaser's reliance on Vendor's representations and warranties in Section 5.1, Purchaser acknowledges that except as expressly provided in this Agreement (including Section 5.1):

(a)	it is acquiring the Assets on an "as is, where is" basis without representation and warranty and without reliance on any record, statement, data or information provided or made available by Vendor;

(b)	it has performed its own due diligence and has not relied on any record, data, report, statement or information provided or made available to Purchaser by Vendor;

(c)
in agreeing to enter into this Agreement and to complete the Transaction, it has relied on its own inspections, evaluations and assessments of the Assets, the Operations, the Environmental Liabilities assumed by Purchaser pursuant to Section 6.3 and the Liabilities assumed by Purchaser pursuant to Section 6.4 and any and all other Losses that relate to any of the Assets, the Operations or the Transaction;

(d)
except for its rights under this Agreement, Purchaser hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against Vendor in respect of any of the Assets, the Operations and the Transaction;

(e)
schedules may include matters not required by the terms of this Agreement to be listed on the Schedule, which additional matters are disclosed for the purposes of information only, and inclusion of any such matter does not mean that all such matters are included; and

(f)	a matter scheduled as an exception for any representation and warranty shall be deemed to be an exception to only the representation and warranty for which it is referenced.

5.4	Representations and Warranties of Purchaser
Purchaser represents and warrants to Vendor, acknowledging that Vendor is relying on these representations and warranties in entering into this Agreement and completing the Transaction, that:

(a)
Standing: Purchaser is a corporation, duly organized and validly subsisting under the laws of its jurisdiction of organization, and is duly qualified to carry on business in each jurisdiction in which it is required to be qualified in order for Purchaser to own the Assets;

(b)
Authority: The execution, delivery and performance of this Agreement by Purchaser and any another document or agreement delivered in connection herewith and completion of the Transaction in accordance herewith have been duly and validly authorized by any and all requisite actions of Purchaser;

(c)
No Conflict: Provided the Competition Act Approval is obtained, the execution, delivery and performance of this Agreement by Purchaser and completion of the Transaction in accordance herewith do not and will not violate, be in conflict with, or constitute a default under Purchaser's governing documents or any Applicable Law;

(d)
Execution and Enforceability: This Agreement and any other document or agreement delivered in connection herewith, to which Purchaser is party, will be duly executed and delivered by it and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (whether enforceability is considered in a proceeding at law or equity);

(e)	Residency: Purchaser is not a "non-resident" of Canada for the purposes of the Income Tax Act.

(f)
Qualification: Purchaser meets all qualification requirements of the AER and any other Government Authorities necessary to complete the License Transfers and the Transaction, and there are no regulatory approvals or rulings required to be obtained by Purchaser to complete the Transaction and the License Transfers, other than the Competition Act Approval;

(g)
Licensee Liability Rating: Purchaser has not been assessed a Licence Management Rating and, prior to completion of the Transaction, Purchaser will not have acquired or agreed to acquire any oil and gas assets in Alberta, except the Assets;

(h)
Governmental Approvals: Subject to the discretion reserved to the Commissioner under the Competition Act, Purchaser is not aware of any facts or circumstances applicable in respect of Purchaser that would reasonably be expected to cause the Competition Act Approval not to be obtained before the Closing Date;

(i)
Financing: Purchaser will at the Closing Date have sufficient cash, available lines of credit, or other readily available sources of funds to enable Purchaser to make payment of the Adjusted Purchase Price at Closing;

(j)
Finder's Fee: Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Transaction for which Vendor shall have any obligation or liability;

(k)
No Claims: To Purchaser's knowledge there are no Claims: (i) filed by, on behalf of, or against Purchaser; or (ii) imposed by any Governmental Authority, in either case, whether or not insured and which may materially and adversely affect Purchaser's ability to acquire the Assets; and

(l)	Investment Canada Act: Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act.
ARTICLE 6
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES AND COVENANTS

6.1	Vendor's Indemnities
Subject to Sections 5.2, 11.3(d) and the remainder of this Article 6, and subject to Closing occurring, Vendor shall:

(a)	be liable to Purchaser for all Losses and Liabilities Purchaser suffers, sustains, pays or incurs; and

(b)	indemnify and save Purchaser harmless from and against all Losses and Liabilities suffered, sustained, paid or incurred by, and all Claims made against, it;
in respect of which Purchaser has provided written notice to Vendor within [Redaction - time period] following Closing but only insofar as those Losses and Claims are a result of any Vendor Default; provided that Vendor shall not be liable to, or be required to indemnify and save harmless, Purchaser or any of Purchaser's Related Parties pursuant to this Section 6.1 in respect of:

(i)	any Losses, Liabilities or Claims to the extent they result from a Purchaser Default; or

(ii)	any Losses or Liabilities to the extent they are caused by or result from the Gross Negligence or wilful misconduct of Purchaser or Purchaser's Related Parties.

6.2	Purchaser's Indemnities
Subject to Closing occurring, Purchaser shall:

(a)	be liable to Vendor for all Losses and Liabilities Vendor suffers, sustains, pays or incurs; and

(b)	indemnify and save Vendor and Vendor's Related Parties harmless from and against all Losses and Liabilities suffered, sustained, paid or incurred by, and all Claims made against, it;
in respect of which Vendor has provided written notice to Purchaser within [Redaction - time period] following Closing but only insofar as those Losses and Claims are a result of any Purchaser Default; provided that Purchaser shall not be liable to, or be required to indemnify and save harmless, Vendor or any of Vendor's Related Parties pursuant to this Section 6.2 in respect of:

(i)	any Losses or Claims to the extent they result from a Vendor Default; or

(ii)	any Losses or Claims to the extent they are caused or result from the Gross Negligence or wilful misconduct of Vendor or Vendor's Related Parties.

6.3	Environmental Liabilities
Subject to Closing occurring and without limiting the provisions of Section 6.4, Purchaser hereby:

(a)	assumes and agrees to duly and punctually perform, pay and discharge;

(b)	agrees to be liable to Vendor and Vendor's Related Parties for all Losses and Liabilities they suffer, sustain, pay or incur in respect of; and

(c)	agrees to indemnify and save harmless Vendor and Vendor's Related Parties from and against all Claims made against them in respect of;
any and all past, present and future Environmental Liabilities. Nothing in this Section 6.3 shall derogate or limit Purchaser’s right to indemnity pursuant to Section 6.1 for a breach by Vendor of its representations and warranties set forth in Sections 5.1(k) or 5.1(o).

6.4	Assumed Liabilities
Subject to Closing occurring, Purchaser hereby:

(a)	assumes and agrees to duly and punctually perform, pay and discharge;

(b)
agrees to be liable to Vendor and Vendor's Related Parties for, and to indemnify and save harmless Vendor and Vendor's Related Parties from and against, all Losses and Liabilities they suffer, sustain, pay or incur in respect of; and

(c)	agrees to indemnify and save harmless Vendor and Vendor's Related Parties from and against all Claims made against them;
in respect of the Assumed Liabilities. Nothing in this Section 6.4 shall derogate or limit Purchaser’s right to indemnity pursuant to Section 6.1 for a breach by Vendor of its representations and warranties set forth in Section 5.1.

6.5	Survival of Representations and Warranties

No Claim under Section 6.1 or Section 6.2, including in respect of a breach of a representation or warranty in Section 5.1 or Section 5.4, shall be made or be enforceable by a Party, whether by legal proceedings or otherwise, unless written notice of such Claim, with reasonable particulars, is given by the Party seeking to make the Claim, to the Party against whom the Claim is made, within a period of [Redaction - time period] from the Closing Date. No Claim shall be made by a Party for breach of representations and warranties made by the other Party in this Agreement or any breach by the other party of its covenants in this Agreement, except pursuant to this Article 6.

6.6	Limitations on Vendor's Liabilities

(a)
Vendor shall not be liable to Purchaser or Purchaser's Related Parties in respect of any individual Vendor Default unless the aggregate amount of the Losses and Liabilities suffered, sustained, paid or incurred by or made against Purchaser and Purchaser's Related Parties in respect of that individual Vendor Default exceeds [Redaction - dollar amount] and then only to the extent that the limitations on Vendors' liability contained in Sections 6.6(b) and 6.6(c) do not apply;

(b)
Vendor shall not be liable to Purchaser or Purchaser's Related Parties in respect of Vendor Defaults occurring after Closing unless the aggregate amount of all of the Losses and Liabilities suffered, sustained, paid or incurred by Purchaser and Purchaser's Related Parties in respect of all of those Vendor Defaults exceeds [Redaction - dollar amount] and, in that event, Vendor shall be liable to Purchaser and Purchaser's Related Parties for all Losses and Liabilities that exceed [Redaction - dollar amount]; and

(c)
the aggregate liability of Vendor under this Agreement for all Losses and Liabilities of Purchaser and Purchaser's Related Parties, including in respect of all Vendor Defaults, shall be limited to [Redaction - limitation of liability].

6.7	Indemnification Procedure for Third Party Claims

(a)
If a Third Party initiates a Claim against a Party that is the beneficiary of an indemnity under this Agreement (the "Indemnitee"), the Indemnitee shall promptly provide notice to the other Party (the "Indemnitor"), which notice shall describe the nature of the Claim in reasonable detail and indicate the estimated amount of the Losses and Liabilities that are subject to the Claim and the indemnity.

(b)
If the Indemnitor acknowledges to the Indemnitee in writing that the Indemnitor is responsible to indemnify the Indemnitee in respect of the Claim pursuant to this Agreement, the Indemnitor may do any or all of the following:

(i)	assume carriage of the defence of the Claim using legal counsel of its choice and at its sole cost; and

(ii)	settle the Claim provided the Indemnitor pays the full monetary amount of the settlement and the settlement does not impose any restrictions or obligations on the Indemnitee.

(c)
If the Indemnitee does not give timely notice to the Indemnitor in accordance with Section 6.7(a), then such failure shall lessen or limit the Indemnitee's rights to indemnity hereunder to the extent that the defence to the Claim was prejudiced by such lack of proper notice.

(d)
Upon payment of the Claim, the Indemnitor shall be subrogated to all rights the Indemnitee may have relating thereto. The Indemnitee shall give such further assurances and cooperate with the Indemnitor to permit the Indemnitor to pursue such subrogated claims as reasonably requested by it.

(e)
If the Indemnitor has paid an amount to the Indemnitee pursuant to a Claim and the Indemnitee is subsequently paid by a Third Party in respect of the Claim, such that the Indemnitee has been over-compensated for the Claim, the Indemnitee shall promptly pay the amount of any over-compensation to the Indemnitor.

(f)
Each Party shall cooperate with the other Party in the defence of the Claim, including making available to the other Party, such of its Related Parties whose assistance, testimony or presence is of material assistance in evaluating and defending the Claim.

6.8	[Redaction - Qualification]

6.9	Sole Remedies

(a)
The assumption of liability and indemnity provided for in Section 6.1 shall be Purchaser's sole remedy and recourse against Vendor in respect of Vendor's representations and warranties provided in the Agreement and all covenants and agreements of Vendor to be performed at or before Closing pursuant to this Agreement, including any breach or purported breach of any such representations, warranties or covenants, and Purchaser hereby waives and releases all other remedies, recourse or other rights that it has or hereafter may have in this regard.

(b)
The assumption of liability and indemnity provided for in Section 6.2 shall be Vendor's sole remedy and recourse against Purchaser in respect of Purchaser's representations and warranties provided in the Agreement and all covenants and agreements of Purchaser to be performed at or before Closing pursuant to this Agreement, including any breach or purported breach of any such representations, warranties or covenants, and Vendor hereby waives and releases all other remedies, recourse or other rights that it has or hereafter may have in this regard.

ARTICLE 7
OPERATING ADJUSTMENTS

7.1	Accounting Adjustments

(a)	Except as otherwise provided in this Agreement:

(i)
the Parties shall adjust and apportion all costs, obligations, benefits and revenues of every kind and nature incurred, payable or paid in respect of the Assets as at the Effective Time, including capital costs, operating costs, lease rentals, royalty obligations, and Taxes; and

(ii)	all accounting adjustments made hereunder shall be made on an accrual basis, and in accordance with GAAP and generally accepted Canadian oil and gas industry practices.

(b)
All costs incurred in connection with work performed or goods or services provided in respect of the Assets shall be deemed to have accrued as of the date the work was performed or the goods or services were delivered, regardless of the times such costs become payable.

(c)
Vendor shall be entitled to a credit to the extent that it has paid any operating cost advances, capital cost advances, AFEs and similar prepayments in respect of the Assets which relate to benefits accruing after the Effective Time.

(d)	Proceeds from the sale of Leased Substances shall be adjusted as follows:

(i)	proceeds from the sale of Leased Substances that were beyond the wellhead prior to the Effective Time will be for Vendor's account;

(ii)	proceeds from the sale of Leased Substances that were not beyond the wellhead prior to the Effective Time will be for Purchaser's account;

(iii)	proceeds shall to the extent necessary be adjusted to reflect the terms of the Sale, Processing and Transportation Contracts; and

(e)	production will be deemed to be sold on a first in first out basis.

(f)	Vendor will be entitled to all overhead recoveries and operator's fees associated with the Assets for all periods up to the end of the calendar month in which the Closing occurs.

(g)
All rentals and similar payments, property taxes (including freehold mineral taxes) and other periodic costs (other than capital, income and similar taxes) that relate to the Assets and are payable in respect of a period of time that straddles the Effective Time shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time.

(h)
There will be no adjustments for royalty tax credits or similar incentives that accrue to a Party because of financial or organizational attributes specific to it, provided that gas cost allowances (or similar cost allowances) shall not be considered incentives for these purposes.

(i)
A Thirteenth Month Adjustment shall be apportioned between Vendor and Purchaser as at the Effective Time on the same basis (whether on a throughput, per diem or other basis) as the Thirteenth Month Adjustment is allocated to the parties to the Title Document under which it is made.

(j)	Vendor shall claim all revenue and expenses relating to the Assets prior to Closing and shall be responsible for any income and capital taxes relating thereto.

7.2	Interim Statement of Adjustments
On or before three (3) Business Days prior to the Closing Date, Vendor shall deliver to Purchaser an interim statement of all adjustments (the "Interim Statement of Adjustments") to be made pursuant to Clause 7.1 in respect of costs, obligations, benefits and revenues accrued in respect to the Assets. The Interim Statement of Adjustments shall be prepared on the basis of Vendor's good faith estimate of such the costs, obligations, benefits and revenues accrued in respect to the Assets. Vendor shall make available to Purchaser all information reasonably necessary for Purchaser to understand and confirm the calculations in such statement and any amount deemed owing by one Party to another pursuant to the Interim Statement of Adjustments shall be used to calculate the amount payable by Purchaser at Closing pursuant to Sections 2.5 and 2.7.

7.3	Post-Closing Adjustments

(a)
As soon after the Closing Date as reasonably practicable, and in any event within one hundred and eighty (180) days following Closing Date, the Parties shall cooperate in preparing, on the basis of information available within such period, a final statement of all adjustments and payments to be made pursuant to Section 7.1 (the "Final Statement of Adjustments"). The net amount owing under the Final Statement of Adjustments shall be remitted by the Party who is obliged to make payment within thirty (30) days of determination of such net amount.

(b)
For a period of one hundred and eighty (180) days following the Closing Date or, in the case of a dispute relating to the Final Statement of Adjustments, until such dispute is resolved pursuant to Section 7.4, either Party may have access to the records of the other Party in relation to the Assets for the limited purpose of calculating, verifying or auditing the adjustments pursuant to this Article. Any such access shall be provided upon reasonable notice to the Party whose records are being examined, at such Party's offices during its normal business hours and shall be conducted at the sole expense of the examining Party.

(c)	After the Final Statement of Adjustments has been issued, and subject to Sections 7.3(d) and 7.4, no further adjustments will be made between the Parties.

(d)	Notwithstanding Section 7.3(c), a Party will be required to make an adjustment pursuant to this Article 7 if:

(i)
the adjustment arises from a Crown royalty audit commenced not later than [Redaction -Time period] after the end of the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within [Redaction - Time period] of the requesting Party's receipt of the results of the audit;

(ii)
the adjustment pertains to power charges levied by a Third Party in relation to Operations conducted following Effective Time, provided however that a written request for such an adjustment is given by one Party to the other Party not later than [Redaction - Time period] following Closing Date;

(iii)
the adjustment arises from a joint venture audit under a Title Document commenced not later than [Redaction - Time period] after the end of the calendar year in which Closing occurs and a written request for the adjustment is given by one Party to the other Party within [Redaction - Time period] of the requesting Party's receipt of the results of the audit; or

(e)
the adjustment arises from a Thirteenth Month Adjustment within [Redaction - Time period] after the Closing Date and a written request for the adjustment is given by one Party to the other Party within [Redaction - Time period] of the requesting Party's receipt of the results of the Thirteenth Month Adjustment.

7.4	Dispute Resolution for Adjustments
If the Parties are unable to agree on the Final Statement of Adjustments, either Party may give written notice to the other Party of any proposed change to the Final Statement of Adjustments on or not later than 30 days following the final date for preparation of the Final Statement of Adjustments contemplated in Section 7.3(a), and if the proposed change is disputed by the Party receiving such notice and the Parties fail to resolve the dispute within 30 days after receipt of such notice, then the Accounting Firm shall be immediately engaged by the Parties to resolve the dispute and the Accounting Firm shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 30 days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding upon the Parties and shall not be subject to appeal by either Party. If the decision rendered by the Accounting Firm is in favour of the Party who requested the change to the Final Statement of Adjustments, then the non-requesting party shall be responsible for and shall pay 100% of the fees and expenses of the Accounting Firm. If the decision rendered by the Accounting Firm is contrary to the Party who requested the change to the Final Statement of Adjustments, then the requesting party shall be responsible for and shall pay 100% of the fees and expenses of the Accounting Firm.

7.5	Adjustment to Purchase Price
There will be an adjustment to the Purchase Price equal to the net amount of the adjustments made pursuant to this Article 7. All adjustments under this Article 7 shall be allocated to the Petroleum and Natural Gas Rights.
ARTICLE 8
SECURITY DEPOSITS

8.1	Cash Calls, Prepayments and Security Deposits

(a)
Letters of credit, guarantees, bonds or other security deposited by Vendor or its Affiliates to or with operators, Governmental Authorities or other Persons prior to the Effective Time to secure Vendor's obligations or as a prepayment of costs or Liabilities that are specified in Schedule "L" shall not be included in the Excluded Assets.

(b)
The Parties will use commercially reasonable efforts to cause applicable operators, Governmental Authorities or other Persons to refund or return letters of credit, guarantees, bonds or other security deposited with them by Vendor as specified in Schedule "L" to Vendor on or prior to [Redaction - Time period].

(c)
Purchaser shall provide replacement for the letters of credit, guarantees, bonds or other security deposits, including replacement letters of credit to the operator, Governmental Authority or other Person, if it is necessary to do so to cause the operator, Governmental Authority or other Person to make the refund or return letters of credit, guarantees, bonds or other security deposited with them as specified in Schedule "L" to Vendor on or prior to the end of the month following the month of Closing.

ARTICLE 9
RIGHTS OF FIRST REFUSAL

9.1	Right of First Refusal

(a)
On or before the execution of this Agreement, Vendor has and shall provide to Purchaser a written list setting forth the Assets (the "ROFR Assets") which, to Vendor's knowledge, are subject to a ROFR. Within five (5) Business Days after the later of its receipt of such list and the execution of this Agreement, Purchaser shall deliver to Vendor, in good faith and on a reasonable basis, a written statement setting forth the portion of the Purchase Price it proposes to allocate to each of the ROFR Assets which are subject to a ROFR (the "ROFR Allocation"). Promptly after the ROFR Allocation is delivered, Vendor shall send notices to the Persons holding ROFRs in accordance with the terms of each ROFR. Each such notice shall contain the ROFR Allocation provided by Purchaser to Vendor and a request to waive the time period for the exercise of the ROFR and the exercise of the ROFR.

(b)	[Redaction - Treatment of ROFRs]

(c)	If any Person elects to exercise a ROFR:

(i)
the terms "Abandonment and Reclamation Obligations", "AFEs", "Assumed Liabilities", "Assets", "Environmental Liabilities", "Facilities", "Included Inventory", "Liabilities", "Losses", "Miscellaneous Interests", "Petroleum and Natural Gas Rights", "Sales Processing and Transportation Contracts", "Schedule A", "Schedule B", Schedule "D", "Seismic License Agreement", "Tangibles", "Title Documents" and "White Map Area" will be deemed to have been amended to reflect the exclusion of the ROFR Assets to which the ROFR applies,

(ii)	the ROFR Assets to which the ROFR applies shall not be conveyed to Purchaser and this Agreement and the Schedules hereto will be deemed to be amended accordingly;

(iii)	the Purchase Price shall be reduced by the applicable ROFR Allocation; and

(iv)
Vendor shall promptly amend or revise any filings with the AER and any other Governmental Authority in connection herewith or any documentation or material provided with or pursuant to such filings to reflect the amended definition of the Assets and the reduced Purchase Price and Purchaser shall co-operate with Vendor in such amendments and revisions.

(d)	[Redaction - Treatment of ROFRs]

9.2	Consents

(a)
Where a Title Document provides that Vendor shall obtain the written consent from a Third Party prior to the disposition of any rights subject to the Title Document, Vendor shall promptly serve all required notices after execution of this Agreement and both Parties shall use commercially reasonable efforts to obtain any such consents, prior to Closing.

(b)
Subject to Section 9.2(a), where a Title Document provides or legally requires that Vendor shall obtain the written consent from a Third Party prior to the disposition of any rights subject to the Title Document, to Purchaser, the failure to obtain such consent prior to the Closing shall not constitute grounds for failing to close the Transaction.

(c)
Vendor shall give prompt written notice to Purchaser of all written consents sought for which consents are either granted or refused. If any Third Party notifies Vendor that it refuses to give the consent required pursuant to a Title Document, the Parties shall cooperate in attempting to obtain such consent. If a consent for a Title Document is not obtained prior to Closing, Vendor shall hold Purchaser's beneficial interest in that Title Document in trust for Purchaser and both Parties shall continue to seek such written consent from the Third Party.

(d)
To the extent not acquired prior to Closing, the Parties shall, after Closing, cooperate in securing all consents required to permit the conveyance of the Assets to Purchaser as contemplated in this Agreement and each Party shall take such further actions as reasonably required to permit such conveyance.

ARTICLE 10
SEISMIC DATA

10.1	Proprietary Seismic Data
Upon Closing, Vendor shall grant Purchaser a non-exclusive license to the Seismic Data in accordance with the terms of the Seismic License Agreement.

10.2	Additional Seismic Data
From the date hereof to the Closing Date, Vendor shall exercise commercially reasonable efforts to secure the consent of Third Parties to Purchaser's use of or access to seismic data (the "Additional Seismic Data") which: (a) relates to the White Map Area; (b) is co-owned by Vendor; (c) is subject to Third Party restrictions on use or disclosure; and (d) has been requested in writing by Purchaser. Provided that such consent has been obtained at least one (1) Business Day prior to the Closing Date, Vendor shall upon Closing grant Purchaser a non-exclusive license to the Additional Seismic Data in accordance with the terms of the Seismic License Agreement and the consents received from the Third Parties, and the Adjusted Purchase Price shall be increased by the amount of the licensing fees payable in respect of such Additional Seismic Data.

10.3	Seismic Data
Except as specifically set forth in any executed Seismic License Agreement, Vendor shall retain all other rights in and to the Seismic Data and shall not be restricted from disclosing, licensing, selling, assigning, manipulating, interpreting, copying or otherwise using the Seismic Data.
ARTICLE 11
MAINTENANCE OF ASSETS

11.1	Maintenance of Assets
Until the Closing Date or earlier termination of this Agreement, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which Vendor's interest in the Assets is subject:

(a)	maintain the Assets in a proper and prudent manner in accordance, in all material respects, with good oil and gas industry practices and in material compliance with all Applicable Laws;

(b)
pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Date (other than amounts the liability for which is being diligently contested in good faith by or on behalf of Vendor);

(c)
perform and comply (in all material respects) with all covenants and conditions contained in the Title Documents and any other agreements and documents to which Vendor's interest in the Assets is subject; and

(d)
maintain current insurance (if any) on all insurable portions of the Assets up to the date on which Closing occurs and immediately thereafter Vendor shall terminate all insurance carried by it in respect of the Assets.

11.2	Consent of Purchaser

Notwithstanding Section 11.1, during the Interim Period, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed by Purchaser:

(a)
make any commitment or propose, initiate or authorize any expenditure with respect to the Assets of which Vendor's share for any single item or related series of items is in excess of [Redaction - Dollar amount], except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent and except in the case of any operating expenditure that is incurred in the ordinary course of business;

(b)	surrender or abandon any of Vendor's interest in the Assets;

(c)
amend or terminate any Title Document or any other agreement or document to which Vendor's interest in the Assets is subject, or enter into any new agreement or commitment relating to the Vendor's interest in Assets except as may be reasonably necessary to protect or ensure life and safety or to preserve the Assets or title to the Assets; or

(d)
sell, transfer, surrender, abandon, Encumber or otherwise dispose of Vendor's interest in any of the Assets or any part or portion thereof excepting the use, consumption or sale of Leased Substances or any of them produced from the lands in the White Map Area in the ordinary course of business.

11.3	Post-Closing Administration

(a)
Following Closing, Vendor shall hold title to the interest in the Assets for Purchaser as bare trustee for the benefit of Purchaser and receive and hold as bare trustee all proceeds, benefits and advantages accruing in respect of the Assets, in each case until all necessary notifications, registrations and other steps required to transfer title to Purchaser have been completed.

(b)
Following Closing, Vendor shall represent Purchaser in all matters arising in respect of the Assets under the Title Documents until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

(i)
all payments relating to the Assets after the Closing Date received by Vendor pursuant to the Title Documents shall be received and held by Vendor for Purchaser and Vendor shall remit such amounts to Purchaser as soon as reasonably practical after receipt thereof but in any event no later than 5 (five) Business Days after receipt by Vendor, provided however Vendor shall be entitled to retain any portion of such payments required to satisfy any amounts owing or payable by Purchaser hereunder or to satisfy any amounts owing by Purchaser or for which Purchaser is responsible in respect of the Assets;

(ii)
Purchaser shall forward to Vendor, within the time frame required under the applicable Title Document, any cash call advances, operating fund payments or other advances required to be paid by Purchaser pursuant to the Title Documents which Vendor shall forward to the operator under the relevant Title Documents on behalf of Purchaser. Purchaser shall be responsible for the recoupment of any portion of such costs which are the responsibility of Third Parties under any Title Document;

(iii)
Vendor shall forthwith forward all statements, notices, specific information, communications, invoices, billings and other information and documents received by it pursuant to the Title Documents that pertain to the Assets to Purchaser following their receipt by Vendor; and

(iv)
Vendor shall forthwith forward to Third Parties to the Title Documents such notices, specific information, communications, invoices, billings and elections and documents pursuant to the Title Documents pertaining to the Assets as Purchaser may reasonably request;

(c)
Following Closing, in any case where the Purchaser must be: (a) novated into or recognized as a party to an operating agreement or agreement governing any of the Assets; or (b) otherwise accepted as assignee or transferee of any the Assets, the following provisions shall apply with respect to those Assets until the novation or assignment has occurred:

(i)
Vendor shall administer and, to the extent of Purchaser's interest in the applicable Assets reasonably permits, maintain, the Assets on behalf of the Purchaser as Purchaser's agent and bare trustee at the Purchaser's sole cost and expense;

(ii)	the Vendor shall not initiate any operation in respect of the Assets except upon the written instruction of the Purchaser;

(iii)
the Vendor shall forthwith provide to the Purchaser all authorizations for expenditure, notices, specific information and other documents in respect of the Assets which it receives and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instructions of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful or in conflict with an applicable contract; and

(iv)	in particular, without limiting the generality of the foregoing provisions of this Section 11.3:

(A)
unless otherwise directed by Purchaser, Vendor shall pay on behalf of and for the account of Purchaser all rentals and shut-in royalty payments for Crown and freehold mineral and surface leases which are due and payable up to the last day of the second month following the month of Closing;

(B)
Vendor will be responsible for production accounting, joint venture accounting and revenue and expenditure accounting in respect of the Assets for all periods up to and including to the last day of the second month following the month of Closing, unless otherwise agreed by the Parties, and Purchaser shall be responsible for all such accounting functions for all periods after such date. From and after the last day of the first month following the month of Closing, Vendor will charge Purchaser an administrative fee of [Redaction - Dollar amount] per month calculated on a per diem basis for such production accounting, joint venture accounting and revenue and expenditure accounting;

(C)
Vendor will be responsible for marketing all Leased Substances for all periods up to and including to the last day of the second month following the month of Closing, unless otherwise agreed by the Parties, and Purchaser shall be responsible for marketing all Leased Substances for all periods thereafter, provided that if the current marketing arrangements in place with Vendor cannot be terminated for the day after the last day of the second month following the month of Closing, Vendor and Purchaser shall agree to execute direction to pay notices so as to ensure that Purchaser receives the funds for this period directly from the payor of such funds. Vendor shall be entitled to market all such production in accordance with its current marketing policies and agreements pertaining to the Assets, if any, and from and after the last day of the first month following the month of Closing, Vendor will charge Purchaser an administrative fee of [Redaction - Dollar amount] per month calculated on a per diem basis; and

(D)
if requested by Purchaser, Vendor shall furnish to Purchaser a copy of its emergency response plan applicable to the Assets, provided that, such emergency response plan shall only be provided on the express condition that Vendor shall not be liable for the completeness or sufficiency thereof.

(d)	Vendor shall have no liability for, and Purchaser:

(i)	does hereby release Vendor and Vendor's Related Parties from any and all Claims that it may at any time have; and

(ii)
shall be liable for and, shall indemnify and save harmless Vendor and Vendor's Related Parties from and against, all Losses, Liabilities and Claims suffered, paid or incurred by them or made against them;

arising as a result of any act or omission by or on behalf of Vendor or its Related Parties in connection with the provisions of subsections 11.3(a) through 11.3(c) inclusive hereof, except to the extent caused by the Gross Negligence or wilful misconduct of Vendor or its Related Parties. Acts or omissions taken by Vendor or its Related Parties with the approval of Purchaser shall not constitute Gross Negligence or wilful misconduct for purposes of this subsection.
ARTICLE 12
EMPLOYEES
[Redaction - Treatment of Employees and Independent Contractors]
ARTICLE 13
TERMINATION

13.1	Closing Date
Either Party may terminate this Agreement if the Closing Date has not occurred by the Outside Date; provided that the right to terminate this Agreement under this Section 13.1 shall not be available to a Party whose failure to fulfill any obligations under this Agreement has caused or resulted in the failure of the Closing Date to occur on or before the Outside Date.

13.2	Termination of Agreement

If this Agreement is terminated prior to Closing pursuant to Section 4.4, Section 13.1 or otherwise, then, except for Sections 2.6 and 14.15 and the covenants, warranties, representations or other obligations breached by Vendor prior to the time at which that termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, Purchaser shall promptly return to Vendor all materials delivered to Purchaser by Vendor hereunder, together with all copies of them that may have been made by or for Purchaser, and the Deposit and any interest earned thereon shall be treated in accordance with Section 2.6. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

13.3	Remedies of Injured Party
If, prior to Closing, a Party (the "Defaulting Party") fails to comply with any of its obligations under this Agreement, the other Party (the "Injured Party") may, by notice to the Defaulting Party, elect to either:

(a)
treat this Agreement as terminated by reason of the non-fulfillment of the Defaulting Party's obligations and in the case of a Vendor Default, if Purchaser so decides, pursue a Claim for Losses resulting from that default pursuant to the provisions of Section 14.1, subject always to the provisions of Section 2.6; or

(b)
continue to treat the Agreement as binding and enforceable, in which event the Escrow Agent shall continue to retain the Deposit pending resolution of the Default by agreement of the Parties or in accordance with Section 14.1.

13.4	Expenses
Subject to the other provisions of this Agreement, each Party shall be responsible for the costs and expenses incurred by it in connection with this Agreement.
ARTICLE 14
GENERAL

14.1	Dispute Resolution
The Parties will attempt to resolve any dispute arising hereunder through consultation and negotiation in good faith. Except as otherwise provided in this Agreement, the Parties agree to refer the dispute to binding arbitration for final resolution or if a provision of this Agreement provides that a dispute will be resolved by binding arbitration, the arbitration will be conducted in accordance with the Arbitration Act (Alberta).

14.2	Further Assurances
Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.3	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

14.4	Entire Agreement
The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

14.5	Subrogation
The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

14.6	Governing Law

(a)
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta.

(b)
Subject to Sections 7.4 and 14.1, the Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

14.7	Enurement
This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

14.8	Time of Essence
Time shall be of the essence in this Agreement.

14.9	Notices

(a)	The addresses for service and the fax numbers of the Parties shall be as follows:

(i)	Vendor

Bellatrix Exploration Ltd.
1920, 800-5th Ave SW
Calgary, Alberta
T2P 3T6
Attention: Legal Department
Fax: [Redaction]

(ii)	Purchaser
TransGlobe Energy Corporation
Suite 2300, 250 5th St SW
Calgary, Alberta
T2P 0R4
Attention: Chief Financial Officer
Fax: [Redaction]
All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(b)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served; or

(c)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted.
A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

14.10	Operatorship
Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% interest. During the period between the date hereof and 30 days after Closing, Vendor shall, however, use its commercially reasonable efforts to assist Purchaser in its attempts to obtain operatorship.

14.11	Removal of Signs
On or after the last day of the second month following the month of Closing, Vendor may remove any signs that indicate its ownership or operation of the Assets. As soon as practicable after Closing, Purchaser shall erect or install signs required by governmental agencies to indicate that Purchaser is the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other third parties of Purchaser's interest in the Assets on and after Closing.

14.12	Invalidity of Provisions
In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.13	Waiver
No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

14.14	Amendment
This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

14.15	Confidentiality and Public Announcements
Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any Governmental Authority or to the public if required by Applicable Law and other securities requirements or stock exchange rules, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of Vendor's lenders, or (iv) by Purchaser, to its lender(s) and certain Third Parties, without naming Vendor, in connection with financing initiatives which may be undertaken by Purchaser prior to Closing.

14.16	Securities Act Disclosure

(a)
Vendor agrees that it shall have provided or shall provide to Purchaser, either prior to or concurrently with execution of this Agreement, such assistance and information as Purchaser may reasonably request in connection with the preparation of the Purchaser Disclosure Documents (as defined below). Without limiting the generality of the foregoing, Vendor shall promptly furnish to Purchaser all information concerning it and the Assets as may be required by the Purchaser:

(i)	for inclusion in a short form prospectus to be filed with Securities Regulatory Authorities in connection with an offering of securities of Purchaser;

(ii)	for inclusion in a business acquisition report to be prepared in connection with the Transaction;

(iii)	to prepare such disclosure required in accordance with Applicable Securities Laws, which the Purchaser may deem necessary or advisable, and which may include:

(A)	audited operating statements for the Assets for the year ended December 31, 2015, complete with an unqualified auditor's report thereon and notes thereto;

(B)	unaudited operating statements for the Assets for the year ended December 31, 2014 and for the nine (9) months ended September 30, 2016;

(C)	pro forma operating statements for the Assets for the year ended December 31, 2015 and for the nine (9) months ended September 30, 2016 ("Pro Forma Statements"); and

(D)
an independent engineering evaluation prepared by the Purchaser's independent qualified reserves evaluator evaluating the oil, natural gas liquids and natural gas reserves attributable to the Assets prepared in accordance with Applicable Securities Laws, which evaluation contains the estimated reserves and future net revenues attributable to the Assets, the material assumptions used in preparing such estimates, and the estimated oil and gas production volumes from the Assets for the first year reflected in such estimates,

((A), (B), (C) and (D) are collectively referred to as the "Purchaser Disclosure Documents").

(b)
Purchaser shall indemnify and save harmless Vendor and its Related Parties from and against: (i) any and all Claims by Third Parties (including Persons who are existing or future shareholders of Purchaser) under Applicable Securities Laws or similar laws of other jurisdictions; and (ii) any and all Liabilities and Losses that result from such Claims to which Vendor or any of its Related Parties may be subject or which Vendor or any of its Related Parties may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from the Purchaser Disclosure Documents except to the extent that such Claims, Liabilities and Losses arise out of or result from material errors or omissions in the Vendor Information.

(c)
Vendor shall indemnify and save harmless Purchaser and its Related Parties from and against: (i) any and all Claims by Third Parties (including Persons who are existing or future shareholders of Purchaser) under Applicable Securities Laws or similar laws of other jurisdictions; and (ii) any and all Liabilities and Losses that result from such Claims to which Purchaser or any of its Related Parties may be subject or which Purchaser or any of its Related Parties may suffer directly or indirectly from material errors or omission in the Vendor Information except to the extent such Claims, Liabilities and Losses arise out of or result from (i) the negligence of Purchaser, (ii) material non-compliance by Purchaser with any requirement of Applicable Securities Laws, or (iii) Purchaser's interpretation of, or adjustments to the Vendor Information.

(d)
At any time in the three year period following Closing, should Purchaser (or its accounting firm) require audited and/or unaudited operating statements with respect to the Assets pursuant to Applicable Securities Laws, including any disclosure requirements under Applicable Securities Laws, for a period during which the Assets were owned by Vendor, then:

(i)
Vendor shall, on reasonable notice, provide access during normal business hours to the records of Vendor relevant to preparation of such operating statements (to the extent not previously provided) during such period;

(ii)
the audit shall be performed by a firm of independent auditors selected by Purchaser, provided that Purchaser shall be responsible for all costs incurred in connection with the audit and the preparation of the statement or reports, and Vendor shall not be required to provide direct access to Vendor’s records to Purchaser or its Representatives; and

(iii)
if the auditor requires the assistance of any personnel or advisors of Vendor to find, collect or interpret the necessary information from the records of Vendor, Vendor shall use reasonable commercial efforts to provide such assistance and Purchaser shall pay reasonable hourly costs to Vendor as compensation for the time devoted by such personnel or advisors, as the case may be.

14.17	Covenant Regarding Privacy
Purchaser covenants and agrees to collect, use and disclose Personal Information only for the purpose of reviewing and completing the Transaction (including determining whether to proceed with the Transaction) or for the purposes for which the Personal Information was initially collected from or in respect of the individual to which such Personal Information relates, unless: (i) Vendor or Purchaser has first notified such individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose; or (ii) such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual. If Closing does not occur Purchaser shall return or destroy the Personal Information, at the option of Vendor.

14.18	Joint Preparation
The Parties acknowledge and confirm that this Agreement was negotiated and prepared by the Parties with the advice of their respective legal counsel to the extent deemed necessary by each of the Parties, and was not prepared by one Party to the exclusion of the other Party and, accordingly, should not be construed against one or more Parties by reason of it preparation, negotiating or drafting.

14.19	Counterpart Execution
This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

BELLATRIX EXPLORATION LTD
Per:
Name: Title:

Per:
Name: Title:

TRANSGLOBE ENERGY CORPORATION
Per:
Name: Title:

Per:
Name: Title:

SCHEDULE "A"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Part 1 – White Map Area Land Plat
[Redaction - plat]
Part 2 –Petroleum and Natural Gas Rights
[Redaction - property report]

Part 3 – Rights of First Refusal
[Redaction - ROFR list]
Part 4 – Offset Notices
[Redaction - offset notices list]

SCHEDULE "B"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Part 1 –Facilities
[Redaction - facilities list]
Part 2 – Rights of First Refusal
[Redaction - ROFR list]

SCHEDULE "C"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
GENERAL CONVEYANCE
THIS AGREEMENT is made the [] day of [], 201____
BETWEEN:
BELLATRIX EXPLORATION LTD., a corporation incorporated under the laws of the Province of Alberta ("Vendor")
- and -
TRANSGLOBE ENERGY CORPORATION, a corporation organized under the laws of Alberta ("Purchaser")
WHEREAS Vendor has agreed to sell and convey the Assets to Purchaser and Purchaser has agreed to purchase and receive the Assets from Vendor;
THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions
In this General Conveyance, "Sale Agreement" means the agreement entitled "Agreement of Purchase and Sale" made as of December 2, 2016 and made between Vendor and Purchaser. In addition, the definitions provided for in the Sale Agreement are adopted herein.
2.    Conveyance
Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser the entire right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.
3.    Effective Time
Possession of the Assets shall pass from Vendor to Purchaser on the Closing Date. For all other purposes this General Conveyance shall be effective as of the Effective Time.
4.    Subordinate Document
This General Conveyance is executed and delivered by the Parties pursuant to the Sale Agreement and the provisions of the Sale Agreement shall prevail in the event of a conflict between the provisions of the Sale Agreement and the provisions of this General Conveyance.

C-2

5.    Enurement
This General Conveyance shall be binding upon and shall enure to the benefit of each of the Parties and their respective trustees, receivers, receiver-managers, successors and assigns.
6.    Governing Law
This General Conveyance shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta.
The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this General Conveyance.
IN WITNESS WHEREOF the Parties have executed this General Conveyance on the date first above written.

BELLATRIX EXPLORATION LTD
Per:
Name: Title:

Per:
Name: Title:

TRANSGLOBE ENERGY CORPORATION
Per:
Name: Title:

Per:
Name: Title:

C-3

SCHEDULE "D"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Claims Related Disclosure

(a)	Claims – [Redaction - Claims]

(b)	Financial Commitments – [Redaction - Financial Commitments]

(c)	Leased Tangibles and Facilities – [Redaction - Leased Tangibles and Facilities]

(d)	Expiries and Surrenders – [Redaction - Expiries and Surrenders]

SCHEDULE "E"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Sale, Processing and Transportation Contracts
[Redaction - Sale, Processing and Transportation Contracts]

SCHEDULE "F"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Wells
[Redaction - Wells list]

SCHEDULE "G"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
FORM OF VENDOR/PURCHASER CERTIFICATES
TO:    [Vendor/Purchaser]

RE:	Purchase and Sale Agreement dated December 2, 2016 (the "Sale Agreement") between TransGlobe Energy Corporation ("Purchaser") and Bellatrix Exploration Ltd. ("Vendor").
I, ________________________, of the City of _____________, in the Province of ____________, hereby certify on behalf of [Vendor/Purchaser] as follows:

1.	I am the ________________ of [Vendor/Purchaser] and as such have actual knowledge of the matters herein referred to.

2.
The representations and warranties of [Vendor/Purchaser] contained in the Sale Agreement are true and correct in all material respects as of the Closing, except where the representation and warranty in question is already qualified by materially or a threshold, in which case such representation and warranty was and is true and correct.

3.
[Vendor/Purchaser] has performed or complied with all of its obligations, covenants and agreements contained in the Sale Agreement to be performed or complied with by [Vendor/Purchaser] at or prior to the Closing.

I make this certificate in my capacity as an officer of [Vendor/Purchaser] on behalf of [Vendor/Purchaser], and no personal liability is intended to attach to me in the giving hereof.
This Certificate executed at Calgary, Alberta on the _____ day of _____________, 201____.

Vendor/Purchaser
Per:
Name: Title:

SCHEDULE "H"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Outstanding AFEs

[Redaction - Outstanding AFEs]

SCHEDULE "I"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
Seismic Data
[Redaction - Seismic Data]

SCHEDULE "J"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
ESCROW AGREEMENT

THIS ESCROW AGREEMENT made as of December , 2016.

BETWEEN:

TRANSGLOBE ENERGY CORPORATION, a corporation having an office and carrying on business in the City of Calgary in the Province of Alberta, ("TransGlobe")

- and -

BELLATRIX EXPLORATION LTD., a corporation having an office and carrying on business in the City of Calgary in the Province of Alberta, ("Bellatrix")

- and -

BURNET, DUCKWORTH & PALMER LLP, a limited liability partnership formed under the laws of the Province of Alberta for the practice of law and having an office in the City of Calgary, in the Province of Alberta ("BD&P")

WHEREAS pursuant to a Purchase and Sale Agreement (the "PSA") dated December
2, 2016 between Bellatrix and TransGlobe, Bellatrix agreed to sell the Assets (as defined in the PSA) to TransGlobe and TransGlobe agreed to purchase the Assets from Bellatrix on the terms and conditions set out therein;

AND WHEREAS, in connection with Closing under the PSA, TransGlobe and Bellatrix wish that the Deposit shall be paid by TransGlobe to the Escrow Agent prior to the time for Closing under the PSA and that such funds, together with any interest earned thereon while held by the Escrow Agent, be held by the Escrow Agent pursuant hereto and be disbursed by the Escrow Agent only upon the further direction that such funds are to be paid to TransGlobe or Bellatrix as provided in the PSA;

AND WHEREAS, in connection with Closing under the PSA, as there may be ROFRs that have not been exercised or have not been extinguished by lapse of time, waiver or otherwise prior to the Closing Date, or there may be an outstanding claim that challenges the validity of the notice in respect of any ROFR that is outstanding as of the Closing Date, TransGlobe and Bellatrix wish to provide that certain funds may be paid to and certain documents may be deposited with the Escrow Agent prior to the time for Closing under the PSA and that such funds, together with any interest earned thereon while held by the Escrow Agent, and such documents be held by the Escrow Agent pursuant hereto and be disbursed or released by the Escrow Agent only upon the further direction that such funds are to be paid or such documents are to be released to Bellatrix or TransGlobe as provided in the PSA;

AND WHEREAS TransGlobe and Bellatrix desire that BD&P act as the Escrow Agent hereunder and BD&P has agreed to act in such capacity.

NOW THEREFORE the parties hereto agree as follows:

ARTICLE 15
INTERPRETATION

1.1    Definitions

(a)    When used in this Escrow Agreement:

(i)
"Escrow Agent" means the party hereto that is designated by TransGlobe and Bellatrix to act in such capacity as provided herein and accepts such designation and agrees to act in such capacity as provided herein; and

(ii)
"Escrow Documents" means the closing documentation related to any ROFR Assets which Bellatrix and TransGlobe have deposited with the Escrow Agent as contemplated in section 9.1(d)(i)(B) of the PSA; and

(iii)
"Escrow Funds" means all funds received and held by the Escrow Agent pursuant to this Escrow Agreement from time to time, including the Deposit and, if applicable, any funds deposited with the Escrow Agent as contemplated in section 9.1(d)(i)(A) of the PSA, together with any interest actually earned on such funds while held by the Escrow Agent hereunder.

(b)
In addition to the terms and expressions defined elsewhere in this Escrow Agreement, capitalized terms and expressions that are used herein, but are not expressly defined herein, shall have the same meanings as were ascribed to such terms and expressions in the PSA, as amended up to the date hereof.

1.2    Headings

The use of "Article" or "Clause", whether or not followed by a number or letter or combination thereof, refers to the applicable article or clause of this Escrow Agreement, unless the contrary is specified.

1.3    Interpretation Not Affected by Headings

The division of this Escrow Agreement into articles, clauses and other sub-divisions and the insertion of headings for any of the foregoing are for convenience and reference only and shall not affect the construction or interpretation of this Escrow Agreement.

1.4    Words Importing Number or Gender

When the context reasonably permits, words in this Escrow Agreement that suggest the singular shall be construed to include the plural and vice versa, and words in this Escrow Agreement that suggest gender or gender neutrality shall be construed to include the masculine, feminine and neutral genders.

1.5    Use of Derivative Terms

If a derivative form of a term or expression that is specifically defined in this Escrow Agreement is also used in this Escrow Agreement, then such derivative form shall have a meaning that corresponds to the applicable defined term or expression.

1.6    Use of "Including"

The use of "including", "includes" or similar words or phrases in this Escrow Agreement, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items immediately following such word to those or similar items, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words or phrases of similar import) is used, but rather such references shall be construed to refer to all items that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.7    Monetary References

Any reference in this Escrow Agreement to a monetary amount, including the use of the term "Dollar" or the symbol "$", shall mean the lawful currency of Canada unless the contrary is specified or provided for elsewhere in this Escrow Agreement.

1.8    References to Time

Any reference in this Escrow Agreement to any particular time shall mean the local time in Calgary, Alberta on the relevant day.

ARTICLE 2
DESIGNATION OF ESCROW AGENT

2.1    Designation of Escrow Agent

TransGlobe and Bellatrix hereby designate BD&P as the Escrow Agent and BD&P hereby accepts such designation and agrees to act in such capacity subject to and in accordance with the terms of this Escrow Agreement.

ARTICLE 3
ESCROW AND DISBURSEMENT AND RELEASE

3.1    Receipt of Escrow Funds and Escrow Documents

(a)    As and when any Escrow Funds or any Escrow Documents are received by the Escrow Agent, the
Escrow Agent shall notify both TransGlobe and Bellatrix of its receipt thereof.

(b)
The Escrow Agent shall keep the Escrow Funds received and held by it hereunder deposited in an interest-bearing account or invested in an interest bearing certificate at one of the five largest Canadian chartered banks or the Alberta Treasury Branches in accordance with its practices for handling trust funds.

3.2    Release of Escrow Funds and Escrow Documents

(a)
Subject to the provisions of Section 3.2(b), the Escrow Agent shall hold the Escrow Funds and the Escrow Documents in trust for the benefit of TransGlobe and Bellatrix and disburse the Escrow Funds or any portion thereof, and release the Escrow Documents or any portion thereof, as applicable, only in the following circumstances: (A) upon a joint written authorization to the Escrow Agent executed by TransGlobe and Bellatrix specifying the portion of the Escrow Funds to be disbursed and/or the Escrow Documents to be released and the recipient thereof; or (B) upon a final non-appealable order of a court of competent jurisdiction in Alberta ordering the disbursement of the Escrow Funds or applicable portion thereof or the release of the Escrow Documents or any portion thereof, as applicable.

(b)
Notwithstanding Section 3.2(a), if the Escrow Agent is of the view that the directions provided to it in connection with the Escrow Funds, the Escrow Documents or any portion thereof, as applicable, by the parties are unclear, incomplete or contradictory or may be contrary to the provisions of this Escrow Agreement, the Escrow Agent shall be entitled to make an application to the Court of Queen's Bench of Alberta for advice and direction and, to the extent the Escrow Agent acts in accordance with such advice and direction, neither the Escrow Agent nor its partners, associates or employees will have any liability to TransGlobe or Bellatrix for any claim, proceeding, loss, damages, liability or expense arising from such actions.

ARTICLE 4
ESCROW AGENT

4.1    Limitation of Liability

Neither the Escrow Agent nor its partners, associates or employees shall be liable for any claim, proceeding, loss, damages, liability or expense of any kind or nature caused directly or indirectly by any action taken or omitted to be taken by any of them under or in connection with this Escrow Agreement or as a result of relying on any communication or document believed by any of them to be genuine and correct and to have been communicated or signed by or on behalf of the Person by whom it purports to be communicated or signed, unless caused by the gross negligence or wilful misconduct of the Escrow Agent or its partners, associates or employees. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, or rights of the parties hereto (or their agents) executing or delivering or purporting to execute or deliver this Escrow Agreement, or any instruments, documents, or papers related hereto or funds deposited or called for hereunder. This limitation of liability shall survive the resignation of the Escrow Agent from its duties and liabilities hereunder or any termination of this Escrow Agreement or the escrow arrangements provided for in this Escrow Agreement and shall apply in accordance with its terms notwithstanding the negligence of the Escrow Agent nor its partners, associates or employees.

4.2    Escrow Agent's Fees

The Escrow shall be entitled to be paid its usual fees for the performance of its duties as the Escrow Agent hereunder and to be reimbursed for any disbursements incurred in connection with the performance of such duties. Such fees and disbursements shall be the responsibility of, and shall be borne and paid equally by Bellatrix and TransGlobe.

4.3    No Conflict

(a)
Subject to the letter dated October 20, 2016 and signed by each of BD&P, Bellatrix and TransGlobe (the "Acknowledgement Letter"), TransGlobe and Bellatrix acknowledge that BD&P entered into and is acting under and pursuant to this Escrow Agreement for the convenience of TransGlobe and Bellatrix and shall not be liable or accountable because of any conflicting or potentially conflicting duty to, or any advice provided by BD&P (acting in that capacity) to, any Person.

(b)
Notwithstanding this Escrow Agreement and the rights and obligations of TransGlobe and Bellatrix hereunder, BD&P may continue to act for, represent and advise TransGlobe and Bellatrix with respect to the PSA, including all agreements and transactions contemplated therein, this Escrow Agreement and related matters in accordance with the provisions of the Acknowledgement Letter.

4.4    Indemnity

TransGlobe and Bellatrix shall be liable for and shall indemnify the Escrow Agent and its partners, associates and employees from and against all claims, proceedings, losses, damages, liabilities and expenses of every description (including reasonable fees and disbursements of legal counsel on a full indemnity basis) which may be incurred by the Escrow Agent or its partners, associates or employees and which in any way relate to or arise out of this Escrow Agreement, including any such claims, proceedings, losses, damages, liabilities and expenses arising from the negligence of the Escrow Agent or its partners, associates or employees, except to the extent resulting from the gross negligence or wilful misconduct of the Escrow Agent or its partners, associates or employees. This indemnity shall survive the resignation of the Escrow Agent from its duties and liabilities hereunder or any termination of this Escrow Agreement or the escrow arrangements provided for in this Escrow Agreement and shall apply in accordance with its terms notwithstanding the negligence of the Escrow Agent nor its partners, associates or employees.

4.5    Resignation

(a)	Subject to Section 4.5(b), the Escrow Agent may at any time resign and be discharged from all of its duties and liabilities hereunder.

(b)
If the Escrow Agent wishes to resign it shall use all reasonable efforts to provide TransGlobe and Bellatrix with reasonable notice of such resignation so that a replacement Escrow Agent may be appointed by TransGlobe and Bellatrix and, failing such appointment within a period that is reasonable in the circumstances, the Escrow Agent may apply to the Court of Queen's Bench of Alberta, in the Judicial District of Calgary, on such notice as such Court may direct for the appointment of a replacement Escrow Agent. TransGlobe and Bellatrix may at any time jointly appoint a replacement Escrow Agent.

4.6    Deposit Into Court

If any process is commenced in respect of the subject matter of this Escrow Agreement, including court orders, garnishees or any other processes, or any dispute arises out of this Escrow Agreement or if the Escrow Agent otherwise becomes aware of any dispute as to entitlement to all or part of the Escrow Funds or the Escrow Documents, the Escrow Agent is hereby empowered and entitled to comply with any such orders, writs, judgments or decrees, or if it sees fit, to deposit the Escrow Funds and/or the Escrow Documents, as applicable, into court with the Court of Queen's Bench of Alberta.

4.7    Directions of Bellatrix and TransGlobe

The Escrow Agent agrees to comply with all lawful joint directions in writing executed by Bellatrix and TransGlobe that may be received by the Escrow Agent from time to time regarding the investment of any Escrow Funds held by the Escrow Agent pursuant to this Escrow Agreement.

ARTICLE 5
MISCELLANEOUS

5.1    Assignment

Neither this Escrow Agreement nor any of the rights of a party hereunder may be assigned, transferred, alienated or otherwise disposed of in any way without the prior consent in writing of each other party hereto, with such consent being within the discretion of each such party hereto.

5.2    Further Assurances

Each party hereto will, from time to time and at all times after the execution hereof, without further consideration, at the reasonable request of the other parties hereto, do such further acts and deliver all such further assurances, deeds, instruments and documents as required in order to fully perform and carry out the terms of this Escrow Agreement.

5.3    Entire Agreement

Except for the PSA and the Acknowledgement Letter, this Escrow Agreement constitutes the entire agreement among the parties hereto or certain of them with respect to the subject matter hereof, and cancels and supersedes any prior understandings and agreements (other than the PSA and the Acknowledgement Letter) among the parties hereto with respect to the subject matter hereof. BD&P, Bellatrix and TransGlobe acknowledge that, in the case of any conflict between the provisions hereof and the provisions of the Acknowledgement Letter, provisions of the Acknowledgement Letter shall govern and prevail, but only to the extent of such conflict.

5.4    Governing Law

(c)
This Escrow Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta, excluding any conflict of laws, principles or rules embodied therein that would permit or require the application of the laws of another jurisdiction.

(d)
The parties hereto shall attorn and submit to the jurisdiction of the Court of Queen's Bench in the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Escrow Agreement and shall commence all proceedings in such courts in the Judicial District of Calgary.

5.5    Enurement

This Escrow Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective administrators, trustees, receivers, successors and permitted assigns.

5.6    Time of Essence

Time shall be of the essence in this Escrow Agreement.

5.7    Notices

(a)    All notices, communications and statements required, permitted or contemplated in this Escrow
Agreement shall be in writing, and shall be delivered as follows:

(i)
by personal delivery or courier service delivery to a party hereto at the address of such party for the delivery of notices, communication and statements hereunder, in which case the item so delivered shall be deemed to have been received on the date of delivery, but only if such delivery takes place prior to 5:00 p.m. on a Business Day. If the actual delivery of such item occurs after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such item shall be deemed to have been received on the first Business Day following the date on which such actual delivery was made; or

(ii)
by facsimile transmission to a party hereto at the fax number for receipt by such party of notices, communications and statements hereunder, in which case the item so transmitted shall be deemed to have been received when it has been received in its entirety in a legible form, but only if such transmission and receipt are completed prior to 5:00 p.m. on a Business Day. If such transmission and receipt are completed after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such item shall be deemed to have been received on the first Business Day following the date on which such transmission and receipt were completed.

(b)
The respective addresses and fax numbers for delivery of notices to TransGlobe and Bellatrix under the PSA and as set forth therein shall be used for the delivery of notices to TransGlobe and Bellatrix under this Escrow Agreement. The following address and the fax number shall be used for the delivery of notices to the Escrow Agent under this Escrow Agreement:

Burnet, Duckworth & Palmer LLP
2400, 525-8th Avenue S.W. Calgary, Alberta, T2P 1G1
Attention: Edward (Ted) Brown
Fax No.: [Redaction]

(c)	A party hereto may from time to time change its address for service or its fax number or both by giving written notice of such change to each other party hereto.

5.8    Invalidity of Provisions

If any of the provisions of this Escrow Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained in this Escrow Agreement shall not in any way be affected or impaired thereby.

5.9    Waiver

(a)
No failure on the part of any party hereto in exercising any right or remedy under this Escrow Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by other applicable law or otherwise conferred. No waiver of any provision of this Escrow Agreement, including this Clause 0, shall be effective otherwise than by an instrument in writing dated subsequent to the date of this Escrow Agreement, executed by an officer or a duly authorized representative of the party hereto making such waiver.

(b)
No purported oral waiver or amendment of any requirements or provisions of this Escrow Agreement shall be effective or enforceable and no waiver or amendment of any requirements or provisions of this Escrow Agreement based on course of conduct, course of dealing or course of performance shall be effective or enforceable.

5.10    Amendment

This Escrow Agreement shall not be varied or amended in any respect other than by an instrument in writing dated subsequent to the date of this Escrow Agreement, executed by a duly authorized representative of each party hereto.

5.11    Counterpart Execution

This Escrow Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All such counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of facsimile transmission or other electronic means shall be as binding upon the parties hereto as an originally signed counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Escrow Agreement as of the day and year first above written.

TRANSGLOBE ENERGY CORPORATION    BELLATRIX EXPLORATION LTD.

Per:         Per:

Per:         Per:

BURNET, DUCKWORTH & PALMER LLP

Per:

SCHEDULE "K"
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
SEISMIC LICENSE AGREEMENT
THIS AGREEMENT is made the [] day of [], 201____
BETWEEN:
BELLATRIX EXPLORATION LTD.
("Licensor")
- and -
TRANSGLOBE ENERGY CORPORATION
("Licensee")
RECITALS:

A.	Licensor is the owner of certain seismic data located in the Harmattan area of Alberta as more particularly described in Exhibit A to this Agreement (the "Seismic Data").

B.
In accordance with the Purchase and Sale Agreement made as of December 2, 2016, Licensor has agreed to provide Licensee with a copy of the Seismic Data pursuant to the terms and conditions set forth herein;

THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

(e)
Licensor hereby grants Licensee a non-exclusive, irrevocably, royalty free non-transferable license to examine, interpret, filter, migrate, reformat, process, reprocess, reproduce and to otherwise use the Seismic Data exclusively for Licensee's own operations, in accordance with and subject to the terms of this Agreement.

(f)	Licensor represents and warrants to Licensee that it has the right to license the Seismic Data to Licensee.

(g)
Licensor agrees to use reasonable commercial efforts to furnish the Seismic Data in the form in which it was received from the contractor, or such other person who originally supplied the Seismic Data, but does not warrant in any way the accuracy or quality of any Seismic Data. Licensee further agrees that any expenditure made by it as a result of examining, interpreting, reproducing or the use of the Seismic Data shall be made at its own sole risk, cost and expense.

(h)
No right of ownership, express or implied, is granted to Licensee under this Agreement with respect to Seismic Data licensed hereunder. All rights in and to the Seismic Data are and shall remain the sole and exclusive property of Licensor; these include, but are not limited to, all intellectual property rights and copyrights. Licensee also agrees to take any and all action reasonably necessary to ensure that its employees, representatives or agents do not violate the terms and conditions of this Agreement including, without limitation, the limitations on access to the Seismic Data as provided in paragraph (g) below.

(i)
Licensee agrees that it will not sell or trade to any third party any of the Seismic Data received by it under this Agreement. This prohibition shall not preclude Licensee from trading or transferring, or otherwise providing its licensed copy of the Seismic Data received hereunder to any of Licensee's affiliates provided that any such transferees are subject to the terms of this Agreement.

(j)
Licensor shall retain original field tapes and support information associated with the Seismic Data. However, Licensee may, at its own expense, make copies of original field tapes and support information for its own use in accordance with the terms of this Agreement.

(k)
Licensee agrees that it shall not make use of the Seismic Data, other than as permitted by this Agreement, that it shall be for Licensee's internal use only, and that the Seismic Data shall not be shown, scanned, disposed of, or otherwise made available to any other person or entity except under the following conditions:

(i)
The Seismic Data may be made available and/or shown to, but not copied for or by, a consultant engaged by Licensee, but only for the purposes of analysis and interpretation and only if such consultant agrees, in writing, either generally or specifically, that the Seismic Data is confidential and will not be divulged or disclosed to any person or entity other than Licensee.

(ii)
Such portions of the Seismic Data as are directly related, in the reasonable opinion of Licensee, to a specific drilling prospect generated by Licensee may be shown by Licensee to any person or entity, but not copied by such person or entity, in order to interest such person or entity to explore, operate, develop or buy all or a portion of such drilling prospect with or from Licensee as the case may be, but only if such person or entity acknowledges to be bound by the terms of this Agreement. Licensor intends that Licensee may make the applicable portions of the Seismic Data available to any person or entity for the limited purpose described above only in connection with a specific drilling prospect of limited area but not to permit such person or entity to make a regional interpretation of the Seismic Data or any portion thereof.

(iii)	The Seismic Data may be disclosed to any person or entity solely for the purpose of reprocessing the data.

(l)	Licensor and Licensee each designate the following persons as contacts for the purposes of this Agreement:
Licensor:

Bellatrix Exploration Ltd.
1920, 800 – 5th Ave SW
Calgary, Alberta
T2P 3T6
Attention:    Legal Department
Fax:        [Redaction]
Licensor:
TransGlobe Energy Corporation
2300, 250 – 5th St SW
Calgary, Alberta
T2P 0R4
Attention:    Chief Financial Officer
Fax:        [Redaction]

(m)	This Agreement shall come into full force and effect on the date first above written.

(n)	Licensee shall not assign any right conferred under this Agreement to any third party without the prior written consent of Licensor, which consent may be unreasonably and arbitrarily withheld.

(o)
This Agreement shall be interpreted in accordance with the laws of the Province of Alberta. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta in relation to all matters concerning this Agreement.

ACKNOWLEDGED, ACCEPTED and AGREED TO
as of this _______ day of __________________, 201_.

BELLATRIX EXPLORATION LTD.		TRANSGLOBE ENERGY CORPORATION
Per:		Per:
	Name: Title:		Name: Title:

EXHIBIT A
For the purposes of this Seismic License Agreement, the word "Seismic Data" means all or any of the following, if readable and as available:

(a)	original format field data obtained at each and every shot point location;

(b)	shot point location data for the shot points;

(c)	existing surveyor's notes and/or data sheets, drill logs and observer's reports, which shall be made available for reproduction following a request thereof;

(d)	monitor records (if available) obtained at each and every shot point;

(e)	prints, film or raster copy of record (cdp stacks) sections; and,

(f)	one version of the processed data as agreed between Licensee and Licensor, with respect to each Line Number/Survey Name as set forth below.
[Redaction]

SCHEDULE "L"
EXCLUDED ASSETS
Attached to and made part of a Purchase and Sale Agreement between Bellatrix Exploration Ltd., as Vendor, and TransGlobe Energy Corporation, as Purchaser, made as of December 2, 2016.
[Redaction - Excluded Assets list]

SCHEDULE "M"
FORM OF VTB DEBENTURE
[Redaction - Form of VTB Debenture]

SCHEDULE "N"
FORM OF VTB LOAN AGREEMENT
[Redaction - Form of VTB Loan Agreement]